Exhibit 99.1
ITEM 1. BUSINESS
Business Overview
We are a premier provider of specialized polymer materials, services and solutions with operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, thermoplastic resin distribution and specialty PVC resins. We also have two equity investments: SunBelt Chlor-Alkali Partnership, a manufacturer of caustic soda and chlorine and BayOne Urethane Systems, L.L.C., a formulator of polyurethane compounds. When used in this Annual Report on Form 10-K, the terms “we,” “us,” “our” and the “Company” mean PolyOne Corporation and its subsidiaries.
We are incorporated in Ohio and our headquarters are in Avon Lake, Ohio. We employ approximately 3,900 people and have 47 manufacturing sites and 11 distribution facilities in North America, Europe and Asia, and joint ventures in North America. We offer more than 35,000 polymer solutions to over 10,000 customers across the globe. In 2009, we had sales of $2.1 billion, 37% of which were to customers outside the United States.
We provide value to our customers through our ability to link our knowledge of polymers and formulation technology with our manufacturing and supply chain processes to provide an essential link between large chemical producers (our raw material suppliers) and designers, assemblers and processors of plastics (our customers). We believe that large chemical producers are increasingly outsourcing less-than-railcar business; polymer and additive producers need multiple channels to market; processors continue to outsource compounding; and international companies need suppliers with global reach. Our goal is to provide our customers with specialized material and service solutions through our global reach, product platforms, low-cost manufacturing operations, a fully integrated information technology network, broad market knowledge and raw material procurement leverage. Our end markets are primarily in the building and construction materials, wire and cable, transportation, durable goods, packaging, electrical and electronics, medical and telecommunications markets, as well as many industrial applications.
PolyOne was formed on August 31, 2000 from the consolidation of The Geon Company (Geon) and M.A. Hanna (Hanna). Geon’s roots date back to 1927 when BFGoodrich scientist Waldo Semon produced the first usable vinyl polymer. In 1948, BFGoodrich created a vinyl plastic division that was subsequently spun off through a public offering in 1993, creating Geon, a separate publicly-held company. Hanna was formed in 1885 as a privately-held company and became publicly-held in 1927. In the mid-1980s, Hanna began to divest its historic mining and shipping businesses to focus on polymers. Hanna purchased its first polymer company in 1986 and completed its 26th polymer company acquisition in 2000.
Polymer Industry Overview
Polymers are a class of organic materials that are generally produced by converting natural gas or crude oil derivatives into monomers, such as ethylene, propylene, vinyl chloride and styrene. These monomers are then polymerized into chains called polymers, or plastic resin, in its most basic form. Large petrochemical companies, including some in the petroleum industry, produce a majority of the monomers and base resins because they have direct access to the raw materials needed for production. Monomers make up the majority of the variable cost of manufacturing the base resin. As a result, the cost of a base resin tends to move in tandem with the industry market prices for monomers and the cost of raw materials and energy used during production. Resin selling prices can move in tandem with costs, but are largely driven by supply and demand balances. Through our equity interest in SunBelt Chlor-Alkali Partnership (SunBelt), we realize a portion of the economic benefits of a base resin producer for PVC resin, one of our major raw materials.
Thermoplastic polymers make up a substantial majority of the resin market and are characterized by their ability to be reshaped repeatedly into new forms after heat and pressure are applied. Thermoplastics offer versatility and a wide range of applications. The major types of thermoplastics include polyethylene, polyvinyl chloride, polypropylene, polystyrene, polyester and a range of specialized engineering resins. Each type of thermoplastic has unique qualities and characteristics that make it appropriate for use in a particular product.

Thermoplastic resins are found in a number of end-use products and in a variety of markets, including packaging, building and construction, wire and cable, transportation, medical, furniture and furnishings, durable goods, institutional products, electrical and electronics, adhesives, inks and coatings. Each type of thermoplastic resin has unique characteristics (such as flexibility, strength or durability) suitable for use in a particular end-use application. The packaging industry, the largest consumer of plastics, requires plastics that help keep food fresh and free of contamination while providing a variety of options for product display, and offering advantages in terms of weight and user-friendliness. In the building and construction industry, plastic provides an economical and energy efficient replacement for other traditional materials in piping applications, siding, flooring, insulation, windows and doors, as well as structural and interior or decorative uses. In the wire and cable industry, thermoplastics serve to protect by providing electrical insulation, flame resistance, durability, water resistance, and color coding to wire coatings and connectors. In the transportation industry, plastic has proved to be durable, lightweight and corrosion resistant while offering fuel savings, design flexibility and high performance. In the medical industry, plastics help save lives by safely providing a range of transparent and opaque thermoplastics that are used for a vast array of devices including blood and intravenous bags, medical tubing, masks, lead replacement for radiation shielding, clamps and connectors to bed frames, curtains and sheeting, and electronic enclosures. In the electronics industry, plastic enclosures and connectors not only enhance safety through electrical insulation, but thermally and electrically conductive plastics provide heat transferring, cooling, antistatic, electrostatic discharge, and electromagnetic shielding performance for critical applications including integrated circuit chip packaging.
Various additives can be combined with a base resin to provide it with greater versatility and performance. These combinations are known as plastic compounds. Plastic compounds have advantages over metals, wood, rubber and other traditional materials, which have resulted in the replacement of these materials across a wide spectrum of applications that range from automobile parts to construction materials. Plastic compounds offer advantages compared to traditional materials that include processability, weight reduction, chemical resistance, flame retardance and lower cost. Plastics have a reputation for durability, aesthetics, ease of handling and recyclability.
PolyOne Segments
During the first quarter of 2010, we announced our new global organization structure that will help us better serve our global customers, drive our earnings growth, better execute the four pillars of our strategy, and leverage our strong geographic footprint. As a result, our former International Color and Engineered Materials operating segment has been split and is now reported within the Global Specialty Engineered Materials operating segment and the Global Color, Additives and Inks operating segment. In addition, our former Resin and Intermediates segment is now referred to as the SunBelt Joint Venture. As a result of these changes, we now have five reportable segments: (1) Global Color, Additives and Inks; (2) Global Specialty Engineered Materials; (3) Performance Products and Solutions; (4) PolyOne Distribution; and (5) SunBelt Joint Venture. Our segments are further discussed in Note 16, Segment Information, to the accompanying consolidated financial statements.
Global Specialty Engineered Materials
The Global Specialty Engineered Materials operating segment is a leading provider of custom plastic compounding services and solutions for processors of thermoplastic materials across a wide variety of markets and end-use applications including those that currently employ traditional materials such as metal. Global Specialty Engineered Materials’ product portfolio, one of the broadest in our industry, includes standard and custom formulated high-performance polymer compounds that are manufactured using a full range of thermoplastic compounds and elastomers, which are then combined with advanced polymer additive, reinforcement, filler, colorant and/or biomaterial technologies. We provide solutions that meet our customers’ demands for both global and local manufacturing, service and technical support. The Global Specialty Engineered Materials operating segment combines the strong regional heritage of our engineered materials operations to create global capabilities with plants, sales and service facilities located throughout North America, Europe and Asia.
With a depth of compounding expertise, we are able to expand the performance range and structural properties of traditional engineering-grade thermoplastic resins that meet our customers’ unique performance requirements. Our product development and application reach is further enhanced by the capabilities of our North American Engineered Materials Solutions Center, which produces and evaluates prototype and sample parts to help assess end-use performance and guide product development. Our manufacturing capabilities are targeted at meeting our customers’ demand for speed, flexibility and critical quality.
This segment also includes GLS Corporation (GLS), which we acquired in January 2008. GLS is a global developer of innovative thermoplastic elastomer (TPE) compounds and offers the broadest range of soft-touch TPE materials in the industry.

Global Color, Additives and Inks
The Global Color, Additives and Inks operating segment is a leading provider of specialized color and additive concentrates as well as inks and latexes with plants, sales and service facilities located throughout North America, Europe and Asia.
Color and additive products include an innovative array of colors, special effects and performance-enhancing and eco-friendly solutions. Our color masterbatches contain a high concentration of color pigments and/or additives that are dispersed in a polymer carrier medium and are sold in pellet, liquid, flake or powder form. When combined with non pre-colored base resins, our colorants help our customers achieve a wide array of specialized colors and effects that are targeted at the demands of today’s highly design-oriented consumer and industrial end markets. Our additive masterbatches encompass a wide variety of performance enhancing characteristics and are commonly categorized by the function that they perform, such as UV stabilization, anti-static, chemical blowing, antioxidant and lubricant, and processing enhancement. We provide solutions that meet our customers’ demands for both global and local manufacturing, service and technical support.
Our colorant and additives masterbatches are used in most plastics manufacturing processes, including injection molding, extrusion, sheet, film, rotational molding and blow molding throughout the plastics industry, particularly in the packaging, transportation, consumer, outdoor decking, pipe and wire and cable markets. They are also incorporated into such end-use products as stadium seating, toys, housewares, vinyl siding, pipe, food packaging and medical packaging.
This segment also provides custom-formulated liquid systems that meet a variety of customer needs and chemistries, including vinyl, natural rubber and latex, polyurethane and silicone. Products include proprietary fabric screen-printing inks and latexes for diversified markets that range from recreational and athletic apparel, construction and filtration to outdoor furniture and healthcare. In addition, we have a 50% interest in BayOne, a joint venture between PolyOne and Bayer Corporation, which sells liquid polyurethane systems into many of the same markets.
Performance Products and Solutions
The Performance Products and Solutions operating segment is a global leader offering an array of products and services for vinyl coating, molding and extrusion processors. Our product offerings include: rigid, flexible and dry blend vinyl compounds; industry-leading dispersion, blending and specialty suspension grade vinyl resins; and specialty coating materials based largely on vinyl. These products are sold to a wide variety of manufacturers of plastic parts and consumer-oriented products. We also offer a wide range of services to the customer base utilizing these products to meet the ever changing needs of our multi-market customer base. These services include materials testing and component analysis, custom compound development, colorant and additive services, design assistance, structural analyses, process simulations and extruder screw design.
Much of the revenue and income for Performance Products and Solutions is generated in North America. However, sales in Asia and Europe constitute a minor but growing portion of this segment. In addition, we owned 50% of a joint venture producing and marketing vinyl compounds in Latin America through the disposition date of October 13, 2009.
Vinyl is one of the most widely used plastics, utilized in a wide range of applications in building and construction, wire and cable, consumer and recreation markets, transportation, packaging and healthcare. Vinyl resin can be combined with a broad range of additives, resulting in performance versatility, particularly when fire resistance, chemical resistance or weatherability is required. We believe we are well-positioned to meet the stringent quality, service and innovation requirements of this diverse and highly competitive marketplace.
This operating segment also includes Producer Services, which offers custom compounding services to resin producers and processors that design and develop their own compound and masterbatch recipes. Customers often require high quality, cost effective and confidential services. As a strategic and integrated supply chain partner, Producer Services offers resin producers a way to develop custom products for niche markets by using our compounding expertise and multiple manufacturing platforms.

PolyOne Distribution
The PolyOne Distribution operating segment distributes more than 3,500 grades of engineering and commodity grade resins, including PolyOne-produced compounds, to the North American market. These products are sold to over 5,000 custom injection molders and extruders who, in turn, convert them into plastic parts that are sold to end-users in a wide range of industries. Representing over 20 major suppliers, we offer our customers a broad product portfolio, just-in-time delivery from multiple stocking locations and local technical support.
SunBelt Joint Venture
The results of our SunBelt Joint Venture are reported using the equity method. This segment consists entirely of our 50% equity interest in SunBelt, and through its disposition date of July 6, 2007 also consisted of our former 24% equity interest in OxyVinyls LP (OxyVinyls). SunBelt, a producer of chlorine and caustic soda, is a partnership with Olin Corporation. OxyVinyls, a producer of PVC resins, VCM and chlorine and caustic soda, was a partnership with Occidental Chemical Corporation. In 2009, SunBelt had production capacity of approximately 320 thousand tons of chlorine and 358 thousand tons of caustic soda. Most of the chlorine manufactured by SunBelt is consumed by OxyVinyls to produce PVC resin. Caustic soda is sold on the merchant market to customers in the pulp and paper, chemical, building and construction and consumer products industries.
Competition
The production of compounded plastics and the manufacture of custom and proprietary formulated color and additives systems for the plastics industry are highly competitive. Competition is based on service, performance, product innovation, product recognition, speed, delivery, quality and price. The relative importance of these factors varies among our products and services. We believe that we are the largest independent compounder of plastics and producer of custom and proprietary formulated color and additive masterbatch systems in the United States and Europe, with a growing presence in Asia. Our competitors range from large international companies with broad product offerings to local independent custom compounders whose focus is a specific market niche or product offering.
The distribution of polymer resin is also highly competitive. Speed, service, reputation, product line, brand recognition, delivery, quality and price are the principal factors affecting competition. We compete against other national independent resin distributors in North America, along with other regional distributors. Growth in the thermoplastic resin and compound distribution market is directly correlated with growth in the base polymer resins market.
We believe that the strength of our company name and reputation, the broad range of product offerings from our suppliers and our speed and responsiveness, coupled with the quality of products and flexibility of our distribution network, allow us to compete effectively.
Raw Materials
The primary raw materials used by our manufacturing operations are PVC resin, VCM, polyolefin and other thermoplastic resins, plasticizers, inorganic and organic pigments, all of which we believe are in adequate supply. We have long-term supply contracts with OxyVinyls under which the majority of our PVC resin and all of our VCM is supplied. These contracts will expire in 2013, although they contain two five-year renewal provisions that are at our option. We believe these contracts should assure the availability of adequate amounts of PVC resin and VCM. We also believe that the pricing under these contracts provides PVC resins and VCM to us at a competitive cost. We also periodically obtain raw materials from foreign suppliers. See discussion of risks associated with raw material supply and costs in Item 1A. Risk Factors.
Patents and Trademarks
We own and maintain a large number of U.S. and foreign patents and trademarks that contribute to our competitiveness in the markets we serve because they protect our inventions and product names against infringement by others. Patents exist for 20 years if all fees are paid, and trademarks have an indefinite life based upon continued use. While we view our patents and trademarks to be valuable because of the broad scope of our products and services and brand recognition we enjoy, we do not believe that the loss or expiration of any single patent or trademark would have a material adverse effect on our results of operations, financial position or the continuation of our business. Nevertheless, we have implemented management processes designed to protect our inventions and trademarks.

Seasonality and Backlog
Sales of our products and services are slightly seasonal as demand is generally slower in the first and fourth calendar quarters of the year. Because of the nature of our business, we do not believe that our backlog is a meaningful indicator of the level of our present or future business.
Working Capital Practices
Our products are generally manufactured with a short turnaround time, and the scheduling of manufacturing activities from customer orders generally includes enough lead time to assure delivery of an adequate supply of raw materials. We offer payment terms to our customers that are competitive. We generally allow our customers to return merchandise if pre-agreed quality standards or specifications are not met; however, we employ quality assurance practices that seek to minimize customer returns. Our customer returns are immaterial.
Significant Customers
No customer accounts for more than 3% of our consolidated revenues, and neither we nor any of our operating segments would suffer a material adverse effect if we were to lose any single customer.
Research and Development
We have substantial technology and development capabilities. Our efforts are largely devoted to developing new product formulations to satisfy defined market needs, providing quality technical services to evaluate alternative raw materials, assuring the continued success of our products for customer applications, providing technology to improve our products, processes and applications, and providing support to our manufacturing plants for cost reduction, productivity and quality improvement programs. We operate research and development centers that support our commercial development activities and manufacturing operations. These facilities are equipped with state-of-the-art analytical, synthesis, polymer characterization and testing equipment, along with pilot plants and polymer compounding operations that simulate specific production processes that allow us to rapidly translate new technologies into new products.
Our investment in product research and development was $22.9 million in 2009, $26.5 million in 2008 and $21.6 million in 2007. In 2010, we expect our investment in research and development to increase moderately as we deploy greater resources to focus on material and service innovations.
Methods of Distribution
We sell products primarily through direct sales personnel, distributors, including our PolyOne Distribution segment, and commissioned sales agents. We primarily use truck carriers to transport our products to customers, although some customers pick up product at our operating facilities or warehouses. We also ship some of our manufactured products to customers by railroad cars.
Employees
As of February 1, 2010, we employed approximately 3,900 people. Less than 2% of our employees are represented by labor unions under collective bargaining agreements. We believe that relations with our employees are good, and we do not anticipate significant operating issues to occur as a result of current negotiations or when we renegotiate collective bargaining agreements as they expire.
Environmental, Health and Safety
We are subject to various environmental laws and regulations that apply to the production, use and sale of chemicals, emissions into the air, discharges into waterways and other releases of materials into the environment and the generation, handling, storage, transportation, treatment and disposal of waste material. We endeavor to ensure the safe and lawful operation of our facilities in the manufacture and distribution of products, and we believe we are in material compliance with all applicable laws and regulations.
We maintain a disciplined environmental and occupational safety and health compliance program and conduct periodic internal and external regulatory audits at our facilities to identify and categorize potential environmental exposures, including compliance matters and any actions that may be required to address them. This effort can result in process or operational modifications, the installation of pollution control devices or cleaning up grounds or facilities. We believe that we are in material compliance with all applicable requirements.

We are strongly committed to safety as evidenced by our injury incidence rate of 0.9 per 100 full-time workers per year in 2009, an improvement from 1.1 in 2008. The 2008 average injury incidence rate for our NAICS Code (326 Plastics and Rubber Products Manufacturing) was 5.7.
In our operations, we must comply with product-related governmental law and regulations affecting the plastics industry generally and also with content-specific law, regulations and non-governmental standards. We believe that compliance with current governmental laws and regulations and with non-governmental content-specific standards will not have a material adverse effect on our financial position, results of operations or cash flows. The risk of additional costs and liabilities, however, is inherent in certain plant operations and certain products produced at these plants, as is the case with other companies in the plastics industry. Therefore, we may incur additional costs or liabilities in the future. Other developments, such as increasingly strict environmental, safety and health laws, regulations and related enforcement policies, including those under the Restrictions on the Use of Certain Hazardous Substances (RoHS) and the Consumer Product Safety Information Act of 2008, the implementation of additional content-specific standards, discovery of unknown conditions, and claims for damages to property, persons or natural resources resulting from plant emissions or products could also result in additional costs or liabilities.
A number of foreign countries and domestic communities have enacted, or are considering enacting, laws and regulations concerning the use and disposal of plastic materials. Widespread adoption of these laws and regulations, along with public perception, may have an adverse impact on sales of plastic materials. Although many of our major markets are in durable, longer-life applications that could reduce the impact of these kinds of environmental regulations, more stringent regulation of the use and disposal of plastics may have an adverse effect on our business.
During 2004, the U.S. Environmental Protection Agency (EPA) conducted multimedia audits at two of our facilities, pursuant to which certain fines and penalties have been asserted by the EPA. See Item 3., “Legal Proceedings”, for additional information.
We have been notified by federal and state environmental agencies and by private parties that we may be a potentially responsible party (PRP) in connection with their investigation and remediation of a number of environmental waste disposal sites. While government agencies assert that PRPs are jointly and severally liable at these sites, in our experience, interim and final allocations of liability costs are generally made based on the relative contribution of waste. However, even when allocations of costs based on relative contribution of waste have been made, we cannot assure that our allocation will not increase if other PRPs do not pay their allocated share of these costs.
Based on September 2007 court rulings (see Note 12, Commitments and Related-Party Information, to the accompanying consolidated financial statements) in the case of Westlake Vinyls, Inc. v. Goodrich Corporation, et al. and a settlement agreement related to the former Goodrich Corporation (now owned by Westlake Vinyls, Inc.) Calvert City facility, we recorded a charge during 2007 of $15.6 million for past remediation costs payable to Goodrich Corporation. We also adjusted our environmental reserve for future remediation costs, a portion of which already related to the Calvert City site, resulting in an additional charge of $28.8 million in 2007.
We incurred environmental expenses of $11.7 million in 2009, $17.1 million in 2008 and $48.8 million in 2007. Our environmental expense in 2009 related mostly to ongoing remediation. Our environmental expense in 2008 consisted of higher utility cost estimates necessary to support remediation. Our environmental expenses in 2007 were largely driven by the charges stemming from the aforementioned Calvert City settlement and subsequent reserve adjustment. Additionally, in 2009, we received $23.9 million from our former parent company as partial reimbursement of certain previously incurred environmental remediation costs. In 2008, we received $1.5 million of insurance recoveries. There were no insurance recoveries in 2007.
We also conduct investigations and remediation at certain of our active and inactive facilities and have assumed responsibility for the resulting environmental liabilities from operations at sites we or our predecessors formerly owned or operated. We believe that our potential continuing liability at these sites will not have a material adverse effect on our results of operations or financial position. In addition, we voluntarily initiate corrective and preventive environmental projects at our facilities. Based on current information and estimates prepared by our environmental engineers and consultants, we had reserves as of December 31, 2009 on our accompanying consolidated balance sheet totaling $81.7 million to cover probable future environmental expenditures related to previously contaminated sites. This figure represents our best estimate of probable costs for remediation, based upon the information and technology currently available and our view of the most likely remedy.
Depending upon the results of future testing, the ultimate remediation alternatives undertaken, changes in regulations, new information, newly discovered conditions and other factors, it is reasonably possible that we could incur additional costs in excess of the amount accrued at December 31, 2009. Such costs, if any, cannot be currently estimated. We may revise our estimate of this liability as new regulations or technologies are developed or additional information is obtained.
We expect cash paid for environmental remediation expenditures will be approximately $15 million in 2010.
International Operations
Our international operations are subject to a variety of risks, including currency fluctuations and devaluations, exchange controls, currency restrictions and changes in local economic conditions. While the impact of these risks is difficult to predict, any one or more of them could adversely affect our future operations. For more information about our international operations, see Note 16, Segment Information, to the accompanying consolidated financial statements, which is incorporated by reference into this Item 1.
Where You Can Find Additional Information
Our principal executive offices are located at 33587 Walker Road, Avon Lake, Ohio 44012, and our telephone number is (440) 930-1000. We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we file annual, quarterly and other reports, proxy statements and other information with the SEC relating to our business, financial results and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room and via the SEC’s website (see below for more information).
You may inspect a copy of the reports, proxy statements and other information we file with the SEC, without charge, at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and you may obtain copies of the reports, proxy statements and other information we file with the SEC, from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are available to the public at the SEC’s website at http://www.sec.gov.
     Our Internet address is www.polyone.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on our website (www.polyone.com, select Investors and then SEC Edgar filings) or upon written request, as soon as reasonably practicable after we electronically file or furnish them to the SEC. These reports are also available on the SEC’s website at www.sec.gov.

PART II
ITEM 6. SELECTED FINANCIAL DATA
You should refer to Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in Part II of this Annual Report on Form 10-K and the notes to our accompanying consolidated financial statements for additional information regarding the financial data presented below, including matters that might cause this data not to be indicative of our future financial condition, results of operations or cash flows.

(In millions, except per share data)	2009(1)	2008(2)	2007	2006(3)	2005

Sales	$2,060.7	$2,738.7	$2,642.7	$2,622.4	$2,450.6
Operating income (loss)	$80.1	$(133.9)	$43.8	$176.9	$151.0
Income (loss) before discontinued operations	$49.5	$(260.2)	$17.8	$98.1	$72.9
Discontinued operations	—	—	—	(2.7)	(15.3)

Net income (loss)	$49.5	$(260.2)	$17.8	$95.4	$57.6

Basic earnings (loss) per common share:
Before discontinued operations	$0.54	$(2.81)	$0.19	$1.06	$0.80
Discontinued operations	—	—	—	(0.03)	(0.17)

Basic and diluted earnings (loss) per common share	$0.54	$(2.81)	$0.19	$1.03	$0.63
Diluted earnings (loss) per common share:
Before discontinued operations	$0.53	$(2.81)	$0.19	$1.06	$0.80
Discontinued operations	—	—	—	(0.03)	(0.17)

Diluted earnings (loss) per common share	$0.53	$(2.81)	$0.19	$1.03	$0.63

Total assets	$1,416.0	$1,320.1	$1,630.0	$1,817.9	$1,746.1
Long-term debt, net of current portion	$389.2	$408.3	$308.0	$567.7	$638.7

(1)	Included in operating income for 2009 results are charges of $27.2 million related to employee separation and plant phaseout and benefits of $23.9 million related to reimbursement of previously incurred environmental expenses and $21.1 million related to a curtailment gain from amendments to certain of our employee benefit plans.

(2)	Included in operating expense for 2008 results are charges of $39.7 million related to employee separation and plant phaseout and $170.0 million related to goodwill impairment. Included in net loss for 2008 are charges of $90.3 million to record deferred a deferred tax valuation allowance.

(3)	In February 2006, we sold 82% of our Engineered Films business. This business was previously reported as discontinued operations and is recognized as such in our historical results. The retained ownership of 18% is reported on the cost method of accounting and is recognized in our accompanying consolidated financial statements as such.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide information that is supplemental to, and should be read together with, our consolidated financial statements and the accompanying notes contained in this Annual Report on Form 10-K. Information in this Item 7 is intended to assist the reader in obtaining an understanding of our consolidated financial statements, the changes in certain key items in those financial statements from year to year, the primary factors that accounted for those changes, and any known trends or uncertainties that we are aware of that may have a material effect on our future performance, as well as how certain accounting principles affect our consolidated financial statements. MD&A includes the following sections:
•	Our Business
•	Business Model and Key Concepts

•	Key Challenges

•	Strategy and Key Trends

•	Recent Developments
•	Highlights and Executive Summary

•	Results of Operations — an analysis of our consolidated results of operations for the three years presented in our consolidated financial statements

•	Liquidity and Capital Resources — an analysis of the effect of our operating, financing and investing activities on our liquidity and capital resources

•	Off-Balance Sheet Arrangements — a discussion of such arrangements

•	Contractual Obligations — a summary of our aggregate contractual obligations

•	Critical Accounting Policies and Estimates — a discussion of accounting policies that require significant judgments and estimates

•	New Accounting Pronouncements — a summary and discussion of our plans for the adoption of new accounting standards relevant to us
The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Annual Report on Form 10-K particularly in “Cautionary Note On Forward-Looking Statements” and Item 1A. “Risk Factors.”
Our Business
We are a premier provider of specialized polymer materials, services and solutions with operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, thermoplastic resin distribution and specialty vinyl resins. We also have two equity investments: one in a manufacturer of caustic soda and chlorine and one in a formulator of polyurethane compounds. Headquartered in Avon Lake, Ohio, with 2009 sales of $2.1 billion, we have manufacturing sites and distribution facilities in North America, Europe and Asia and joint ventures in North America. We currently employ approximately 3,900 people and offer more than 35,000 polymer solutions to over 10,000 customers across the globe. We provide value to our customers through our ability to link our knowledge of polymers and formulation technology with our manufacturing and supply chain to provide an essential link between large chemical producers (our raw material suppliers) and designers, assemblers and processors of plastics (our customers).

Business Model and Key Concepts
The central focus of our business model is to provide specialized material and service solutions to our customers by leveraging our global footprint, product and technology breadth, manufacturing expertise, fully integrated information technology network, broad market reach and raw material procurement strength. These resources enable us to capitalize on dynamic changes in the end markets we serve, which include appliances, building and construction materials, electrical and electronics, medical, industrial, packaging, transportation, and wire and cable markets.
Key Challenges
Overall, our business faces a number of issues resulting from the recent economic downturn, especially as it relates to critically affected markets such as building and construction and transportation. Maintaining profitability during periods of raw material price volatility is another critical challenge. Further, we need to capitalize on the opportunity to accelerate development of products that meet a growing body of environmental laws and regulations such as lead and phthalate restrictions included in the RoHS and the Consumer Product Safety Information Act of 2008.
Strategy and Key Trends
To address these challenges and achieve our vision, we have implemented a strategy with four core components: specialization, globalization, operational excellence and commercial excellence. Specialization differentiates us through products, services, technology, and solutions that add value. Globalization takes us into growth markets to service our customers with consistency wherever their operations might be. Operational excellence empowers us to respond to the voice of the customer while focusing on continuous improvement. Commercial excellence enables us to deliver value to customers by supporting their growth and profitability.
In the short term, we will maintain our focus on top-line growth, improving or maintaining the cost/price relationship with regard to raw materials and improving working capital efficiency. In addition to driving top-line growth, we have established margin improvement targets for all businesses. In 2010, most of our capital expenditures will be focused on maintenance spending and supporting growth in top-line sales. We will also consider smaller, bolt-on strategic acquisitions and other synergy opportunities that complement our core platforms. These actions will ensure that we continue to invest in capabilities that advance the pace of our transformation but do not adversely impact our liquidity.
We will continue our enterprise-wide Lean Six Sigma program directed at improving profitability and cash flow by applying proven management techniques and strategies to key areas of the business, such as pricing, supply chain and operations management, productivity and quality.
Long-term trends that currently provide opportunities to leverage our strategy include the drive toward sustainability in polymers and their processing, the emergence of biodegradable and bio-based polymers, consumer concern over the use of bisphenol-A (BPA) in infant-care products and developing legislation that bans lead and certain phthalates from toys and child-care items.

Recent Developments
Change in Accounting Principle
Effective January 1, 2010, we elected to change our method of valuing inventories for certain U.S. businesses to the first-in, first-out (FIFO) method, while in prior years, these inventories were valued using the last-in, first-out (LIFO) method. As a result of this change, all inventories are valued using the FIFO method. We believe the FIFO method is preferable as it conforms the inventory costing methods for all of our inventories to a single method and improves comparability with our industry peers. The FIFO method also better reflects current acquisition cost of those inventories on our consolidated balance sheets. All prior periods presented herein have been adjusted to apply the new method retrospectively and conform to the current costing methodology.
Acquisition of New England Urethane
On December 23, 2009, we acquired substantially all of the assets of New England Urethane, Inc. (NEU), a specialty healthcare engineered materials provider for a cash purchase price of $11.5 million paid at close and an earnout of up to $0.5 million payable in 2011, resulting in goodwill of $4.5 million and $5.9 million of identifiable intangible assets. NEU had sales of $7.7 million for the year ended December 31, 2008. Our purchase price allocation is preliminary as of December 31, 2009.
Sale of Columbian Joint Venture Interest
On October 13, 2009, we sold our investment in Geon Polimeros Andinos (GPA), previously a 50% owned equity affiliate and part of the Performance Products and Solutions operating segment, to Mexichem Compuestos, S.A. de C.V. We received cash proceeds of $13.5 million and recorded a pre-tax gain of $2.8 million in our fourth quarter 2009 results of operations.
Pension plan changes
On January 15, 2009, we adopted amendments to the Geon Pension Plan (Geon Plan), the Benefit Restoration Plan (BRP), the voluntary retirement savings plan (RSP) and the Supplemental Retirement Benefit Plan (SRP). Effective March 20, 2009, the amendments to the Geon Plan and the BRP permanently froze future benefit accruals and provide that participants will not receive credit under the Geon Plan or the BRP for any eligible earnings paid on or after that date. Additionally, certain benefits provided under the RSP and SRP were eliminated after March 20, 2009. These actions resulted in a reduction of our 2009 annual benefit expense of $3.7 million and are expected to reduce our future pension fund contribution requirements by approximately $20 million.
On September 1, 2009, we adopted changes to our post-retirement healthcare plan whereby, effective January 1, 2010, the plan, for certain eligible retirees, was discontinued, and benefits will be phased out through December 31, 2012. As a result of the plan change, our liability for post-retirement healthcare was reduced by $58.1 million.
Highlights and Executive Summary
Selected Financial Data

(In millions)	2009	2008	2007

Sales	$2,060.7	$2,738.7	$2,642.7
Operating income (loss)	$80.1	$(133.9)	$43.8
Net income (loss)	$49.5	$(260.2)	$17.8
Cash and cash equivalents	$222.7	$44.3	$79.4
Accounts receivable availability	112.8	121.4	151.2

Liquidity	$335.5	$165.7	$230.6

Debt, short- and long-term	$409.6	$434.3	$336.7
2009 vs. 2008
The decrease in sales was primarily attributable to a 21.6% decline in volume in 2009 as compared to 2008, reflecting the adverse impact of the global recession on demand levels across all end markets. Particularly hardest hit were the transportation and building and construction end markets. Additionally, changes in currency exchange rates had a negative impact on sales of approximately 3% in 2009.

The improvement in operating income for 2009 reflects the favorable impact of higher margin business gains, lower raw material costs and the realization of restructuring savings. These factors more than offset the impact of the decrease in volumes and the negative impact of changes in currency exchange rates in 2009. Operating income in 2009 also included gains of $21.9 million associated with the curtailment of certain of our employee benefit plans, $23.9 million related to the reimbursement of previously incurred environmental costs and a $2.8 million gain associated with the sale of our interest in a previously 50% owned equity affiliate, GPA. We recognized charges of $27.2 million related to restructuring and employee separation in 2009 as compared to $39.7 million in 2008. Our operating income was also negatively impacted by a $170.0 million goodwill impairment charge in 2008, and a subsequent $5.0 million charge to finalize this preliminary estimate in the first quarter of 2009. Changes in currency exchange rates unfavorably impacted operating income by $5.2 million in 2009 as compared to 2008, driven primarily by changes in the U.S. dollar versus the Euro and Canadian dollar.
The increase in net income in 2009 as compared to 2008 was primarily due to the items discussed in the paragraph above. Additionally, net interest expense was lower in 2009 than in the prior year primarily due to lower average interest rates on our variable rate debt and a lower average debt balance. Income tax benefit was $13.3 million in 2009 as compared to expense of $84.5 million in 2008 as the 2008 amount reflects a $90.3 million charge to record a tax valuation allowance.
Since December 31, 2008, our liquidity increased by $169.8 million to $335.5 million as the increase in our cash balance has more than offset the decrease in our borrowing capacity under the accounts receivable facility. The increase in cash and cash equivalents of $178.4 million was primarily the result of improved earnings coupled with substantially lower working capital investment at December 31, 2009 as compared to December 31, 2008. Our cash balance was favorably impacted by the $23.9 million reimbursement of previously incurred environmental costs and $13.5 million of proceeds associated with the sale of our interest in GPA. These items more than offset the impact of $17.2 million of pension contributions, $31.3 million of payments in 2009 for our previously announced restructuring activities, the payment of $11.5 million related to the acquisition of NEU, the repayment of $20.0 million aggregate principal amount of our 6.91% medium-term notes and a reduction in short-term debt of $5.7 million.
2008 vs. 2007
The acquisition of GLS in January of 2008, the favorable impact from foreign exchange and higher prices driven by an improved sales mix and the result of offsetting rising raw material and energy costs helped counterbalance the adverse impact of lower volume driven by a significant slowing in global economic activity in the late third quarter and the fourth quarter of 2008. This downturn in economic activity and the underlying financial credit crisis that precipitated it had a significant negative impact on our businesses, particularly the Performance Products and Solutions segment. In Europe and Asia, we benefited from favorable changes in currency exchange rates; however, demand contracted in the third quarter and then more dramatically in the fourth quarter of 2008 as these economies slowed and declining exports from Asia offset any sales increase during the prior quarters in 2008.
Operating income declined due to a $170 million goodwill impairment charge taken in the fourth quarter of 2008, $39.7 million of restructuring charges, and year-over-year declines in the Performance Products and Solutions, Global Color, Additives and Inks and SunBelt Joint Venture segments’ operating income. The acquisition of GLS, margin and mix improvements and the impact from foreign exchange were favorable items that partially offset the overall decrease.
The decline in net income was due to the items described previously and the recording of a $90.3 million tax valuation allowance.
Liquidity declined $64.9 million due to a lower available pool of receivables to sell and a year-over-year decline in cash and cash equivalents driven by a higher investment in working capital, pension funding, and lower dividends from our equity affiliates due primarily to the divestiture of our ownership stake in OxyVinyls. The increase in total debt resulted from the financing activities necessary to support the acquisition of GLS.

Results of Operations

				Variances—Favorable (Unfavorable)
				2009 versus 2008		2008 versus 2007
					%		%
(Dollars in millions, except per share data)	2009	2008	2007	Change	Change	Change	Change

Sales	$2,060.7	$2,738.7	$2,642.7	$(678.0)	(24.8)%	$96.0	3.6%
Cost of sales	1,738.5	2,446.7	2,371.8	708.2	28.9%	(74.9)	(3.2)%

Gross margin	322.2	292.0	270.9	30.2	10.3%	21.1	7.8%
Selling and administrative	272.3	287.1	254.8	14.8	5.2%	(32.3)	(12.7)%
Impairment of goodwill	5.0	170.0	—	165.0	NM	(170.0)	NM
Income from equity affiliates and minority interest	35.2	31.2	27.7	4.0	12.8%	3.5	12.6%

Operating income (loss)	80.1	(133.9)	43.8	214.0	NM	(177.7)	NM
Interest expense, net	(34.3)	(37.2)	(46.9)	2.9	7.8%	9.7	20.7%
Premium on early extinguishment of long-term debt	—	—	(12.8)	—	—	12.8	NM
Other expense, net	(9.6)	(4.6)	(6.6)	(5.0)	(108.7)%	2.0	30.3%

Income (loss) before income taxes	36.2	(175.7)	(22.5)	211.9	NM	(153.2)	NM
Income tax benefit (expense)	13.3	(84.5)	40.3	97.8	NM	(124.8)	NM

Net income (loss)	$49.5	$(260.2)	$17.8	$309.7	NM	$(278.0)	NM

Basic earnings (loss) per common share:	$0.54	$(2.81)	$0.19

Diluted earnings (loss) per common share:	$0.53	$(2.81)	$0.19

NM — Not meaningful
Sales
Sales decreased 24.8% in 2009, as compared to 2008, due to a decrease in volume of 21.6% and the unfavorable impact of foreign exchange on sales of approximately 3%. All operating segments experienced a decline in sales in 2009. The end markets most impacted globally were transportation and building and construction.
Sales increased 3.6% in 2008, as compared to 2007, including 6.3% from acquisitions and other, 1.7% due to the favorable impact of foreign exchange, and a 9.7% favorable impact from price and mix, which offset an unfavorable impact of 14.1% due to the decline in volume. The impact of the decline in volume was evident across all of our operating segments but of greatest magnitude in our businesses tied to the North American building and construction and transportation end markets.
Cost of Sales
These costs include raw materials, plant conversion, distribution, environmental remediation and plant related restructuring charges. As a percentage of sales, these costs declined to 84.4% of sales in 2009 as compared to 89.3% in 2008. Cost of sales in 2009 includes a gain of $23.9 million associated with the reimbursement of previously incurred environmental costs. Charges related to environmental remediation and plant related restructuring were $36.1 million in 2009 as compared to $44.9 million in 2008. Lower raw material costs and the realization of restructuring savings favorably impacted cost of goods sold in 2009 as compared to 2008.
As a percentage of sales, these costs declined to 89.3% of sales in 2008 as compared to 89.7% in 2007. GLS contributed 0.5 percentage points of the improvement reflecting the margin impact of its specialty sales mix. Charges related to environmental remediation and plant related restructurings were $44.9 million in 2008 as compared to $50.2 million in 2007. The remaining decrease in cost of sales is due to the realization of pricing initiatives and sales mix improvements partially offset by higher raw material costs.
Selling and Administrative
These costs include selling, technology, administrative functions and corporate and general expenses. Selling and administrative costs decreased $14.8 million, or 5.2%, in 2009 as compared to 2008. Favorably impacting selling and administrative costs was $21.9 million of curtailment gains, $7.6 million less employee separation and plant phase-out costs, a decrease in insurance and bad debt expense and savings from our restructuring activities. These favorable items were partially offset by increased pension and incentive compensation expenses.
During 2008, selling and administrative costs increased $32.3 million, or 12.7%, as compared to 2007. Selling and administrative costs was negatively impacted by an increase of $9.6 million for employee separation and approximately $17.5 million of incremental costs associated with GLS, which was acquired in January of 2008.

Impairment of Goodwill
During the fourth quarter of 2008, we identified indicators of potential impairment and evaluated the carrying values of goodwill and other intangible and long-lived assets. Due to the extensive work involved in performing the related asset appraisals, we initially recognized a preliminary estimate of the impairment loss of $170.0 million in 2008. Upon completion of the analysis in the first quarter of 2009, we revised our estimate of goodwill impairment to $175.0 million, of which $147.8 million and $27.2 million related to the Geon Compounds and Specialty Coatings reporting units, respectively. This represented a decrease for Geon Compounds of $7.4 million and an increase in the goodwill impairment charge for Specialty Coatings of $12.4 million, as compared to the preliminary estimates recorded in the fourth quarter of 2008.
Income from Equity Affiliates
Income from equity affiliates for 2009, 2008 and 2007 is summarized as follows:

(In millions)	2009	2008	2007

SunBelt	$29.7	$32.5	$41.0
Other equity affiliates	2.7	3.4	3.1
Impairment of OxyVinyls investment	—	—	(14.8)
Gain on sale and (charges) related to investment in GPA	2.8	(4.7)	(1.6)

	$35.2	$31.2	$27.7

During 2009, income from equity affiliates increased $4.0 million, or 12.8%, as compared to 2008. In 2008, we recorded $4.7 million of charges related to our investment in GPA, a 50% owned equity affiliate. In 2009, we sold our investment in GPA, resulting in a pre-tax gain of $2.8 million. Additionally, lower earnings from our SunBelt joint venture for 2009 were due primarily to lower pricing for caustic soda, partially offset by an increase in pricing and volume for chlorine as compared to 2008.
During 2008, income from equity affiliates increased $3.5 million, or 12.6%, versus 2007. The increase was due to $11.7 million lower impairment charges recorded in 2008 as compared to 2007, partially offset by lower SunBelt earnings. The $8.5 million lower SunBelt earnings were mainly due to lower demand for chlorine in the downstream PVC resin markets as a result of the significant deterioration of the North American building and construction and basic infrastructure markets.
Interest Expense, Net
Interest expense, net decreased in 2009 as compared to 2008 due to lower average borrowing levels and lower interest rates on our variable rate debt. Interest expense decreased in 2008 as compared to 2007 due to lower average borrowing levels.
Included in interest expense, net for the years ended December 31, 2009, 2008 and 2007 is interest income of $3.2 million, $3.4 million and $4.5 million, respectively.
Premium on Early Extinguishment of Long-term Debt
Cash expense from the premium on our repurchase of $241.4 million aggregate principal amount of our 10.625% senior notes in 2007 was $12.8 million.
Other Expense, Net
Financing costs associated with our receivables sale facility, foreign currency gains and losses and other miscellaneous items are as follows:

(In millions)	2009	2008	2007

Currency exchange gain (loss)	$(0.1)	$1.2	$(5.0)
Foreign exchange contracts (loss) gain	(7.9)	(1.3)	0.7
Fees and discount on sale of trade receivables	(1.3)	(3.6)	(2.0)
Impairment of available for sale security	—	(0.6)	—
Other expense, net	(0.3)	(0.3)	(0.3)

Other expense, net	$(9.6)	$(4.6)	$(6.6)

Income Tax (Expense) Benefit
In 2009, we recorded tax benefit of $13.3 million related primarily to tax refunds in both U.S. and foreign jurisdictions. In 2008, we recorded income tax expense of $101.8 million primarily related to tax valuation allowances recorded in the fourth quarter totaling $105.9 million.
We also decreased our existing deferred tax asset valuation allowances related to various U.S. federal, state and foreign deferred tax assets by $47.9 million in 2009, resulting in a non-cash tax benefit of $17.1 million. The $17.1 million decrease in our valuation allowance resulted from generation of $36.2 million of pretax income, allowing for utilization of deferred tax assets related to prior years’ net operating losses, which were fully reserved; changes in other timing differences; and realization of tax credits for which a valuation allowance was no longer required. The remaining decrease of $30.8 million related primarily to changes in our liabilities for pensions and other post-retirement benefits, for which the tax impact is recorded in accumulated other comprehensive income. We review all valuation allowances related to deferred tax assets and will adjust these reserves when appropriate.
We have U.S. federal net operating loss carryforwards of $66.0 million which expire at various dates from 2024 through 2028 and combined state net operating loss carryforwards of $314.6 million which expire at various dates from 2010 through 2029. Various foreign subsidiaries have net operating loss carryforwards totaling $34.5 million which expire at various dates from 2010 through 2019. We have provided valuation allowances of $42.9 million against these loss carryforwards.

Segment Information
Operating income is the primary financial measure that is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segment and assessing its performance. Operating income at the segment level does not include: corporate general and administrative costs that are not allocated to segments; intersegment sales and profit eliminations; charges related to specific strategic initiatives, such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; share-based compensation costs; asset and goodwill impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; and certain other items that are not included in the measure of segment profit or loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.
During the first quarter of 2010, we announced our new global organization structure that will help us better serve our global customers, drive our earnings growth, better execute the four pillars of our strategy, and leverage our strong geographic footprint. As a result, our former International Color and Engineered Materials operating segment has been split and is now reported within the Global Specialty Engineered Materials operating segment and the Global Color, Additives and Inks operating segment. In addition, our former Resin and Intermediates segment is now referred to as the SunBelt Joint Venture. As a result of these changes, we now have five reportable segments: (1) Global Color, Additives and Inks; (2) Global Specialty Engineered Materials; (3) Performance Products and Solutions; (4) PolyOne Distribution; and (5) SunBelt Joint Venture. Our segments are further discussed in Note 16, Segment Information, to the accompanying consolidated financial statements.
As a result of these changes to PolyOne’s segment structure, all prior period segment information was reclassified to conform to the current presentation. These changes did not impact total segment results.
Sales and Operating Income (Loss) — 2009 compared with 2008:

(Dollars in millions)	2009	2008	Change		% Change

Sales:
Global Specialty Engineered Materials	$402.9	$514.0	$(111.1)		(21.6)%
Global Color, Additives and Inks	459.8	554.3	(94.5)		(17.0)%
Performance Products and Solutions	667.7	1,001.4	(333.7)		(33.3)%
PolyOne Distribution	625.1	796.7	(171.6)		(21.5)%
Corporate and eliminations	(94.8)	(127.7)	32.9		25.8%

	$2,060.7	$2,738.7	$(678.0)		(24.8)%

Operating income (loss):
Global Specialty Engineered Materials	$20.6	$17.6	$3.0		17.0%
Global Color, Additives and Inks	25.2	28.1	(2.9)		(10.3)%
Performance Products and Solutions	33.1	31.3	1.8		5.8%
PolyOne Distribution	24.8	28.1	(3.3)		(11.7)%
SunBelt Joint Venture	25.5	28.6	(3.1)		(10.8)%
Corporate and eliminations	(49.1)	(267.6)	218.5		(81.7)%

	$80.1	$(133.9)	$214.0		NM

Operating income (loss) as a percentage of sales:
Global Specialty Engineered Materials	5.1%	3.4%	1.7	% points
Global Color, Additives and Inks	5.5%	5.1%	0.4	% points
Performance Products and Solutions	5.0%	3.1%	1.9	% points
PolyOne Distribution	4.0%	3.5%	0.5	% points

Total	3.9%	(4.9)%	8.8	% points

NM – Not meaningful
Global Specialty Engineered Materials
Sales decreased $111.1 million, or 21.6%, in 2009 as compared to 2008 due primarily to the decreased demand in our end markets related to transportation and wire and cable applications. Volumes declined most notably in North America and Europe, aggregating to a total decrease of approximately 20.8% in 2009 as compared to 2008. Changes in currency exchange rates in 2009 resulted in a decrease in sales of approximately 3.4%. Partially offsetting the impact of these items were improvements in pricing and sales mix.

Operating income increased $3.0 million, or 17.0%, in 2009 as compared to 2008 driven primarily by lower raw material costs and the realization of savings from restructuring. These items more than offset the impact of the decline in volumes and unfavorable changes in currency exchange rates in 2009. Also contributing to the improved income results is the continued successful integration of GLS, which was acquired in 2008.
Global Color, Additives and Inks
Sales declined $94.5 million, or 17.0%, in 2009 as compared to 2008 primarily to decreased demand in the transportation and packaging end markets. Volumes declined most notably in North America and Europe aggregating to a total decrease of approximately 15.0%. Changes in currency exchange rates in 2009 resulted in a decrease in sales of approximately 6.2%. Partially offsetting the impact of these items was a higher value sales mix driven by business gains in specialty type applications.
Operating income decreased $2.9 million, or 10.3%, primarily due to the adverse impact of the decline in volumes and the unfavorable impact of changes in currency exchange rates. Partially offsetting these items was the benefits of a more profitable sales mix, lower raw material costs and decreased discretionary spending.
Performance Products and Solutions
Sales decreased $333.7 million, or 33.3%, in 2009 as compared to 2008 due to the decreased demand across all end markets, particularly those related to the North American building and construction market. Volumes declined 27.8% in 2009 as compared to 2008. Lower market prices associated with lower commodity costs resulted in a 5.7% decline in sales during 2009 as compared to 2008.
Operating income increased $1.8 million, or 5.8%, in 2009 as compared to 2008 due primarily to savings from restructuring and decreased raw material costs, which more than offset the impact of lower volume.
PolyOne Distribution
PolyOne Distribution sales decreased $171.6 million, or 21.5%, in 2009 as compared to 2008, as volumes declined 12.1%, with the remainder due to lower market pricing associated with lower commodity costs.
Operating income decreased $3.3 million, or 11.7%, in 2009 as compared to 2008 due primarily to the decline in volume.
SunBelt Joint Venture
During 2009, income from the SunBelt Joint Venture decreased $3.1 million due to lower pricing for caustic soda, partially offset by an increase in pricing and volume for chlorine as compared to 2008.

Corporate and Eliminations
Operating loss from Corporate and eliminations was $49.1 million in 2009 as compared to $267.6 million in 2008 as summarized in the following table:

	Year Ended	Year Ended
	December 31,	December 31,
(In millions)	2009	2008

Curtailment of post-retirement health care plan and other(a)	$21.9	$—
Impairment of goodwill(b)	(5.0)	(170.0)
Environmental remediation costs, net of recoveries(c)	12.2	(15.6)
Employee separation and plant phaseout(d)	(27.2)	(39.7)
Recognition of inventory step-up associated with GLS acquisition(e)	—	(1.6)
Gain on sale and (charges) related to investment in equity affiliate(f)	2.8	(4.7)
Share-based compensation	(2.6)	(3.0)
Incentive compensation	(19.6)	(4.2)
Unallocated pension and post-retirement medical expense	(13.6)	(5.4)
All other and eliminations(g)	(18.0)	(23.4)

Total Corporate and eliminations	$(49.1)	$(267.6)

(a)	During the third quarter of 2009, we amended certain of our post-retirement healthcare plans whereby benefits to be paid under these plans will be phased out through 2012, resulting in a curtailment gain of $21.1 million. We also recorded curtailment gains totaling approximately $0.8 million related to other employee benefit plans.

(b)	In the first quarter of 2009, we increased our estimated year-end goodwill impairment charge of $170.0 million by $5.0 million, which is comprised of an increase of $12.4 million related to our Specialty Coatings reporting unit and a decrease of $7.4 million to our Geon Compounds reporting unit. See Note 2, Goodwill, to the accompanying consolidated financial statements for further information.

(c)	During the third quarter of 2009, we received $23.9 million from our former parent company, as partial reimbursement for certain previously incurred environmental remediation costs.

(d)	During the third quarter of 2008 and subsequently in January 2009, we announced the restructuring of certain manufacturing assets, primarily in North America. See Note 3, Employee Separation and Plant Phaseout, to the accompanying consolidated financial statements for further information.

(e)	Upon acquisition of GLS in 2008, GLS’s inventory was initially stepped up from cost to fair value. This difference was recognized with the first turn of inventory within Corporate and eliminations.

(f)	On October 13, 2009, we sold our 50% interest in GPA, previously part of the Performance Products and Solutions operating segment, to Mexichem Compuestos, S.A. de C.V, resulting in a pre-tax gain of approximately $2.8 million in our 2009 results of operations. In the third quarter of 2008, we recorded $2.6 million related to our proportionate share of the write-down of certain assets by GPA and a $2.1 million charge related to an impairment of our investment in this equity affiliate.

(g)	All other and eliminations is comprised of intersegment eliminations and corporate general and administrative costs that are not allocated to segments.

Sales and Operating Income (Loss) — 2008 compared with 2007:

(Dollars in millions)	2008	2007	Change	% Change

Sales:
Global Specialty Engineered Materials	$514.0	384.4	129.6	33.7%
Global Color, Additives and Inks	554.3	560.5	(6.2)	(1.1)%
Performance Products and Solutions	1,001.4	1,086.8	(85.4)	(7.9)%
PolyOne Distribution	796.7	744.3	52.4	7.0%
Corporate and eliminations	(127.7)	(133.3)	5.6	4.2%

	$2,738.7	$2,642.7	$96.0	3.6%

Operating income (loss):
Global Specialty Engineered Materials	$17.6	4.9	12.7	259.2%
Global Color, Additives and Inks	28.1	25.7	2.4	9.3%
Performance Products and Solutions	31.3	65.8	(34.5)	(52.4)%
PolyOne Distribution	28.1	22.1	6.0	27.1%
SunBelt Joint Venture	28.6	34.8	(6.2)	(17.8)%
Corporate and eliminations	(267.6)	(109.5)	(158.1)	(144.4)%

	$(133.9)	$43.8	$(177.7)	(405.7)%

Operating income (loss) as a percentage of sales:
Global Specialty Engineered Materials	3.4%	1.3%	2.1%	Points
Global Color, Additives and Inks	5.1%	4.6%	0.5%	Points
Performance Products and Solutions	3.1%	6.1%	(3.0)%	Points
PolyOne Distribution	3.5%	3.0%	0.5%	Points

Total	(4.9)%	1.7%	(6.6)%	Points

Global Specialty Engineered Materials
Sales increased $129.6 million, or 33.7%, in 2008 compared to 2007 primarily due to the acquisition of GLS and the favorable impact of changes in currency exchange rates. GLS continued to demonstrate its ability to grow its specialty mix of applications in the healthcare, consumer products and medical end markets. Partially offsetting the favorable benefit to sales from these items was lower demand for wire and cable and general purpose products that go into the North American building and construction and transportation end markets. Declines in demand levels in Europe and Asia were offset by continued progress in improving sales mix, through the penetration of specialty applications and the impact of favorable changes in currency exchange rates of 4.6%.
Operating income increased $12.7 million in 2008 driven primarily by the GLS acquisition and the elimination of unprofitable accounts.
Global Color, Additives and Inks
Sales declined $6.2 million, or 1.1%, primarily due to a decline in volumes, partially offset by the benefits of mix improvements, pricing increases and the favorable impact of changes in currency exchange rates. During 2008, volume declined 13.1% with the largest percentage decreases occurring in North America and Europe. Partially mitigating the impact of lower volume was a higher value sales mix driven by a greater focus on capturing specialty type applications, higher pricing to offset increased raw material costs and the favorable impact of changes in currency exchange rates of 3.7%.
Operating income improved $2.4 million in 2008 driven by the combined effect of a more profitable sales mix, cost reduction initiatives in operations, and a focused effort on culling unprofitable business.
Performance Products and Solutions
Sales declined $85.4 million, or 7.9%, in 2008 due primarily to significantly lower demand in the North American building and construction and transportation markets. Volume declined 19.9%. Favorable items impacting sales were higher prices due to rising raw material costs and an improved sales mix.
Operating income declined $34.5 million, or 52.4%, in 2008 as compared to 2007 due to lower demand and due to the fact that selling price increases were not sufficient to offset higher raw material costs.

PolyOne Distribution
PolyOne Distribution sales increased $52.4 million, or 7.0%, in 2008 despite lower volumes. The combined impact of price increases to offset increasing raw material costs, continued growth in higher value end markets, such as healthcare and consumer products, and the success of a national accounts program offset the impact of declining volume.
Operating income increased $6.0 million, or 27.1%, in 2008 driven by a more profitable sales mix, margin benefits realized as a result of increased market prices, cost containment programs to mitigate rising transportation and distribution costs, and the cumulative impact of various margin improvement programs.
SunBelt Joint Venture
Operating income declined $6.2 million, or 17.8%, in 2008 driven by a 20.8% volume decline driven partially by force majeure claims from SunBelt’s sole chlorine customer, OxyVinyls. In December, OxyVinyls declared force majeure due to a plant shutdown. In the third quarter of 2008, OxyVinyls declared force majeure due to the combined effect of Hurricanes Gustav and Ike.
Corporate and Eliminations
Operating loss from Corporate and eliminations was $158.1 million higher in 2008 due mainly to a $170 million impairment of goodwill, higher year-over-year restructuring charges offset partially by lower environmental remediation charges. In 2008, we recorded environmental remediation, restructuring and impairment charges of $229.0 million as compared to $69.9 million of similar charges recorded in 2007. The following table breaks down Corporate and eliminations into its various components:

	Year Ended	Year Ended
	December 31,	December 31,
(In millions)	2008	2007

Impairment of goodwill(a)	$(170.0)	$—
Environmental remediation costs(b)	(15.6)	(33.2)
Employee separation and plant phaseout(c)	(39.7)	(2.2)
Charges related to investment in equity affiliate(d)	(4.7)	(1.6)
Share-based compensation	(3.0)	(4.3)
Impairment of OxyVinyls equity investment(e)	—	(14.8)
Settlement of environmental costs related to Calvert City(f)	—	(15.6)
Impairment of intangibles and other investments(g)	—	(2.5)
Cost related to sale of OxyVinyls equity investment	—	(0.4)
Gain on sale of assets(h)	—	2.5
All other and eliminations(i)	(34.6)	(37.4)

Total Corporate and eliminations	$(267.6)	$(109.5)

(a)	In the fourth quarter of 2008, we recognized a non-cash goodwill impairment charge of $170.0 million related to our Geon Compounds and Specialty Coatings reporting units within the Performance Products and Solutions segment. See Note 2, Goodwill and Other Intangibles, to the accompanying consolidated financial statements for further information.

(b)	In the third quarter of 2007, our accrual for costs related to future remediation at inactive or formerly owned sites was adjusted based on a U.S. District Court’s rulings on several motions in the case of Westlake Vinyls, Inc. v. Goodrich Corporation et al. and a settlement agreement entered into in connection with the case, which requires us to pay remediation costs related to the Calvert City facility.

(c)	During the third quarter of 2008 and subsequently in January 2009, we announced the restructuring of certain manufacturing assets, primarily in North America. See Note 3, Employee Separation and Plant Phaseout, to the accompanying consolidated financial statements for further information.

(d)	In the third quarter of 2008 and 2007, we recorded $2.6 million and $1.6 million, respectively, related to our proportionate share of the write-down of certain assets by GPA, our former equity affiliate in Columbia. Also, in the third quarter of 2008, we recorded a $2.1 million charge related to our proportionate share of an impairment of our investment in this former equity affiliate.

(e)	Our 24% equity investment in OxyVinyls was adjusted at June 30, 2007 as the carrying value was higher than the fair value and the decrease was determined to be an other than temporary decline in value.

(f)	In the third quarter of 2007, we accrued $15.6 million to reimburse Goodrich Corporation for remediation costs paid on our behalf and certain legal costs related to the Calvert City facility.

(g)	An impairment of the carrying value of certain patents and technology agreements and investments of $2.5 million was recorded during 2007.

(h)	The gains on sale of assets in 2007 relates to the sale of previously closed facilities and other assets.

(i)	All other and eliminations is comprised of intersegment eliminations and corporate general and administrative costs that are not allocated to segments.
Liquidity and Capital Resources

	As of December 31,
(In millions)	2009	2008

Cash and cash equivalents	$222.7	$44.3
Accounts receivable availability	112.8	121.4

Liquidity	$335.5	$165.7

Liquidity is defined as an enterprise’s ability to generate adequate amounts of cash to meet both current and future needs. These needs include paying obligations as they mature, maintaining production capacity and providing for planned growth. Capital resources are sources of funds other than those generated by operations.
Liquidity increased as of December 31, 2009 compared to December 31, 2008 primarily as a result of the increase in cash associated with improved earnings and the reduction in working capital investment since the beginning of 2009. The reduction in working capital is reflective of our efforts to increase inventory efficiency, and improve the timing between customer receipt and vendor payments. Our cash balance was also favorably impacted by the $23.9 million reimbursement of previously incurred environmental costs and $13.5 million of proceeds associated with the sale of our interest in GPA. These items more than offset the impact of $17.2 million of pension contributions and $31.3 million of payments in 2009 for our previously announced restructuring activities, the payment of $11.5 million related to the acquisition of NEU, the repayment of $20.0 million aggregate principal amount of our 6.91% medium-term notes and the reduction in short-term debt of $5.7 million. Additionally, liquidity was negatively impacted by the reduction in availability under our receivables sale facility due to the decrease in our U.S. and Canadian accounts receivable.

Cash Flows
The following discussion focuses on the material components of cash flows from operating, investing and financing activities.
Operating Activities

(In millions)	2009	2008	2007

Cash Flows from Operating Activities
Net income (loss)	$49.5	$(260.2)	$17.8
Depreciation and amortization	64.8	68.0	57.4
Deferred income tax provision (benefit)	5.9	72.1	(53.6)
Premium on early extinguishment of long-term debt	—	—	12.8
Provision for doubtful accounts	3.3	6.0	1.9
Stock compensation expense	2.6	3.0	4.3
Impairment of goodwill	5.0	170.0	—
Asset write-downs and impairment charges, net of (gain) on sale of closed facilities	3.7	3.6	3.3
Companies carried at equity and minority interest:
Income from equity affiliates and minority interest	(35.2)	(31.2)	(27.7)
Distributions and distributions received	36.5	32.9	37.6
Change in assets and liabilities:
Decrease (increase) in accounts receivable	1.3	60.8	(10.8)
Decrease in inventories	57.4	38.2	16.8
Increase (decrease) in accounts payable	76.3	(94.7)	17.8
Increase (decrease) in sale of accounts receivable	(14.2)	14.2	—
(Decrease) increase in accrued expenses and other	(27.2)	(10.2)	(10.4)

Net cash provided by operating activities	$229.7	$72.5	$67.2

Cash provided by operating activities increased in 2009 as compared to 2008 due primarily to improved earnings and the previously described favorable impacts related to improved working capital performance.
Cash provided by operating activities increased in 2008 as compared to 2007 due to higher earnings before giving effect to non-cash restructuring and tax valuation allowance charges, lower debt extinguishment premiums, lower cash payments for environmental remediation, and an increase in the sale of accounts receivable, all of which more than offset higher pension funding.
Investing Activities

(In millions)	2009	2008	2007

Cash Flows from Investing Activities
Capital expenditures	$(31.7)	$(42.5)	$(43.4)
Investment in affiliated company	—	(1.1)	—
Business acquisitions, net of cash acquired	(11.5)	(150.2)	(11.2)
Proceeds from sale of investment in equity affiliate and other assets	17.0	0.3	269.9

Net cash (used) provided by investing activities	$(26.2)	$(193.5)	$215.3

Net cash used by investing activities in 2009 reflects $13.5 million of cash proceeds from the sale of our interest in GPA and $3.5 million of proceeds from the sale of other assets. Capital expenditures primarily related to maintenance spending and implementing our restructuring initiatives. Business acquisitions, net of cash acquired in 2009 reflects cash paid for our acquisition of NEU.
Net cash used by investing activities in 2008 relates primarily to the $150.2 million to fund the acquisition of GLS and $42.5 million of capital expenditures. Capital expenditures in 2008 reflect strategic investments to upgrade our Enterprise Resource Planning system, expand our global footprint in China and India through investment in manufacturing and customer specific projects, product line investments to support our specialization strategy, and the enablement of the manufacturing restructuring initiative we announced in July 2008. Spending on strategic projects constituted approximately 48% of total spending. The remainder of spending was related to productivity improvement, on-going maintenance of the asset base and critical environmental, health and safety (EH&S) projects.

Net cash provided by investing activities in 2007 totaled $215.3 million, primarily from the proceeds of the sale of our 24% interest in OxyVinyls. In a transaction related to the sale of our interest in OxyVinyls, we purchased the remaining 10% minority interest in Powder Blends, LP. Included in the $43.4 million of capital expenditures were strategic investments to expand our footprint in Eastern Europe through the building of our Poland facility, and increase our capabilities to compete in more specialized end-markets related to additives and liquid color applications. Spending on strategic projects constituted approximately 42% of total spending. The remainder of spending was related to productivity improvement, on-going maintenance of the asset base and critical EH&S projects.
Capital expenditures are currently estimated to be approximately $40 million in 2010, primarily to maintain manufacturing operations, support an implementation of a Enterprise Resource Planning system in Asia and other strategic spending.
Financing Activities

(In millions)	2009	2008	2007

Cash Flows from Financing Activities
Change in short-term debt	$(5.7)	$43.3	$(0.2)
Issuance of long-term debt, net of debt issuance costs	—	77.8	—
Repayment of long-term debt	(20.0)	(25.3)	(264.1)
Purchase of common stock for treasury	—	(8.9)	—
Premium paid on early extinguishment of long-term debt	—	—	(12.8)
Proceeds from exercise of stock options	—	1.1	1.2

Net cash (used) provided by financing activities	$(25.7)	$88.0	$(275.9)

Cash used by financing activities in 2009 reflects the repayment of short-term debt and our 6.91% medium-term notes.
Cash provided by financing activities in 2008 was primarily used for the acquisition of GLS and the funding necessary to extinguish maturing debt. On January 9, 2008, we borrowed $40.0 million under the new credit facility. In April 2008, we sold an additional $80.0 million in aggregate principal amount of 8.875% senior notes due 2012.
Cash used by financing activities in 2007 was primarily for the extinguishment of debt.
Balance Sheets
The following discussion focuses on material changes in balance sheet line items from December 31, 2008 to December 31, 2009 that are not discussed in the preceding “Cash Flows” section.
Pension benefits — Our liability for pension benefits decreased $52.0 million during 2009, due mainly to the January 15, 2009 amendments to certain of our pension plans and improved plan asset returns for the year. These amendments permanently froze future benefit accruals and reduced our total future pension fund contributions by approximately $19 million.
Post-retirement benefits other than pension — Our liability for post-retirement benefits other than pensions decreased by $59.1 million due primarily to the September 1, 2009 amendments to certain of our other post-retirement benefit plans. These amendments resulted in the phase-out of benefits for certain eligible retirees through December 31, 2012 and reduced our total future contributions by approximately $58 million.

Capital Resources
As of December 31, 2009, we had existing facilities to access capital resources (receivables sale facility, credit facility, medium term notes and senior unsecured notes and debentures) totaling $522.4 million. As of December 31, 2009, we had used $409.6 million of these facilities, and $112.8 million was available to be drawn. As of December 31, 2009, we also had a $222.7 million cash and cash equivalents balance adding to our available liquidity.
The following table summarizes our available and outstanding facilities at December 31, 2009:

(In millions)	Outstanding	Available

Long-term debt, including current maturities	$409.1	$—
Receivables sale facility	—	112.8
Short-term debt	0.5	—

	$409.6	$112.8

Long-Term Debt
The following summarizes our long-term debt as of December 31, 2009:

	December 31,	December 31,
(Dollars in millions)	2009(1)	2008(1)
8.875% senior notes due 2012	$279.5	$279.2
7.500% debentures due 2015	50.0	50.0
Medium-term notes:
6.91% medium-term notes due 2009	—	19.8
6.52% medium-term notes due 2010	19.9	19.6
6.58% medium-term notes due 2011	19.7	19.5
Credit facility borrowings, facility expires 2011	40.0	40.0

Total long-term debt	$409.1	$428.1
Less current portion	19.9	19.8

Total long-term debt, net of current portion	$389.2	$408.3

(1)	Book values include unamortized discounts and adjustments related to hedging instruments, as applicable.
Aggregate maturities of long-term debt for the next five years are: 2010 — $19.9 million; 2011 — $59.7 million; 2012 — $279.5 million; 2013 — $0.0 million; 2014 — $0.0 million; and thereafter — $50.0 million.
Each of our 8.875% senior notes due 2012, 7.500% debentures due 2015 and medium-term notes are our direct, unsecured obligations and are not guaranteed by any of our subsidiaries. Each of the indentures governing these debt securities contains limitations on our ability to incur secured debt.

Guarantee and Agreement
We entered into a definitive Guarantee and Agreement with Citicorp USA, Inc., KeyBank National Association and National City Bank on June 6, 2006. Under this Guarantee and Agreement, we guarantee some treasury management and banking services provided to us and our subsidiaries, such as foreign currency forwards and bank overdrafts. This guarantee is secured by our inventories located in the United States.
Credit Facility
On January 3, 2008, we entered into a credit agreement with Citicorp USA, Inc., as administrative agent and as issuing bank, and The Bank of New York, as paying agent. The credit agreement provides for an unsecured revolving and letter of credit facility with total commitments of up to $40 million. The credit agreement expires on March 20, 2011.
Borrowings under the credit facility are based on the applicable LIBOR rate plus a fixed facility fee of 4.77%. At December 31, 2009, we had outstanding borrowings under the credit facility of $40.0 million that is included in Long-term debt on the accompanying consolidated balance sheets. The credit agreement contains covenants that, among other things, restrict our ability to incur liens, and various other customary provisions, including affirmative and negative covenants, and representations and warranties. As of December 31, 2009, we were in compliance with the covenants in the credit agreement.
Receivables Sale Facility
The receivables sale facility was amended in June 2007 to extend the maturity to June 2012 and to, among other things, modify certain financial covenants and reduce the cost of utilizing the facility. In July 2007, the receivables sale facility was amended to include up to $25.0 million of Canadian receivables, which increased the facility size to $200.0 million. The maximum proceeds that we may receive are limited to the lesser of $200.0 million or 85% of the eligible domestic and Canadian accounts receivable sold. This facility also makes up to $40.0 million available for issuing standby letters of credit as a sub-limit within the $200.0 million facility, of which $12.8 million was used at December 31, 2009.
The facility requires us to maintain a minimum fixed charge coverage ratio (defined as Adjusted EBITDA less capital expenditures, divided by interest expense and scheduled debt repayments for the next four quarters) of at least 1 to 1 when average excess availability under the facility is $40.0 million or less. As of December 31, 2009, the average excess availability under the facility was greater than $40.0 million. Additionally, the fixed charge coverage ratio exceeded 1 to 1.
Notes Receivable
Included in Other current assets as of December 31, 2009 is $8.1 million outstanding on a seller note receivable due to us from O’Sullivan Films, which purchased our engineered films business in February 2006. This note accrues interest at 7% and is due in full with accrued interest at maturity in December 2010.
Included in Other non-current assets as of December 31, 2009 is $23.5 million outstanding on a seller note receivable due from Excel Polymers LLC, which purchased our elastomers and performance additives business in August 2004. During 2009, we and Excel agreed to extend the maturity of the seller note to February 29, 2012. As a result of this extension, we were given a secured position in the assets of the business. This note accrues interest at 10% per annum and is due in full with accrued interest at maturity.
Concentrations of Credit Risk
Financial instruments, including foreign exchange contracts and interest rate swap agreements, along with trade accounts receivable and notes receivable, subject us to potential credit risk. Concentration of credit risk for trade accounts receivable is limited due to the large number of customers constituting our customer base and their distribution among many industries and geographic locations. We are exposed to credit risk with respect to notes receivable but we believe collection of the outstanding amounts is probable. We are exposed to credit risk with respect to forward foreign exchange contracts and interest rate swap agreements in the event of non-performance by the counter-parties to these financial instruments. We believe that the risk of incurring material losses related to this credit risk is remote. We do not require collateral to support the financial position of our credit risks.

Of the capital resource facilities available to us as of December 31, 2009, the portion of the receivables that was actually sold under the receivables sale facility provided security for the transfer of ownership of these receivables. Each indenture governing our senior unsecured notes and debentures and our guarantee of $48.8 million of SunBelt notes allows a specific level of secured debt, above which security must be provided on each indenture and our guarantee of the SunBelt notes. The receivables sale facility and our guarantee of SunBelt debt are not considered debt under the covenants associated with our senior unsecured notes and debentures.
Off-Balance Sheet Arrangements
Receivables sale facility
We sell a portion of our domestic accounts receivable to PolyOne Funding Corporation (PFC) and a portion of our Canadian accounts receivable to PolyOne Funding Canada Corporation (PFCC), both wholly-owned, bankruptcy-remote subsidiaries. At December 31, 2009, accounts receivable totaling $151.1 million were sold to PFC and PFCC. When PFC and PFCC sell an undivided interest in these accounts receivable to certain third-party investors, such amounts are reflected as a reduction of accounts receivable in the accompanying consolidated balance sheets. The maximum proceeds that PFC and PFCC may receive under the facility is limited to the lesser of $200.0 million or 85% of the eligible domestic and Canadian accounts receivable sold. At December 31, 2009, PFC and PFCC had not sold any of their undivided interests in accounts receivable. We believe that available funding under our receivables sale facility provides us increased flexibility to manage working capital requirements and is an important source of liquidity.
Guarantee of indebtedness of others
We guarantee $48.8 million of unconsolidated equity affiliate debt of SunBelt in connection with the construction of a chlor-alkali facility in McIntosh, Alabama. This debt guarantee matures in 2017.
Letters of credit
The receivables sale facility makes up to $40.0 million available for the issuance of standby letters of credit, $12.8 million of which was used at December 31, 2009. These letters of credit are issued by the bank in favor of third parties and are mainly related to insurance claims and interest rate swap agreements.
We have no other off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Contractual Obligations
The following table summarizes our obligations under long-term debt, operating leases, standby letters of credit, interest obligations, pension and post-retirement obligations, guarantees and purchase obligations as of December 31, 2009:

	Payment Due by Period
		Less than			More than
(In millions)	Total	1 Year	1-3 Years	4-5 Years	5 Years

Contractual Obligations
Long-term debt	$409.1	$19.9	$339.2	$—	$50.0
Operating leases	75.6	19.8	26.3	12.5	17.0
Standby letters of credit	12.8	12.8	—	—	—
Interest on long-term debt obligations(1)	88.8	32.2	45.5	7.5	3.6
Pension and post-retirement obligations(2)	237.6	25.4	80.9	72.4	58.9
Guarantees	48.8	6.1	12.2	12.2	18.3
Purchase obligations(3)	19.6	10.2	7.0	1.7	0.7

Total	$892.3	$126.4	$511.1	$106.3	$148.5

(1)	Interest obligations are stated at the rate of interest that is defined by the debt instrument, assuming that the debt is paid at maturity.

(2)	Pension and post-retirement obligations relate to our U.S. and international pension and other post-retirement plans.

(3)	Purchase obligations are primarily comprised of service agreements related to telecommunication, information technology, utilities and other manufacturing plant services and certain capital commitments.

We expect to maintain existing levels of available capital resources and meet our cash requirements in 2010. Expected sources of cash in 2010 include cash from operations, additional borrowings under existing loan agreements that are not fully drawn if needed, cash distributions from equity affiliates and proceeds from the sale of previously closed facilities and redundant assets. Expected uses of cash in 2010 include interest payments, cash taxes, contributions to our defined benefit pension plan, debt retirements, environmental remediation at inactive and formerly owned sites and capital expenditures. Capital expenditures are currently estimated to be approximately $40 million in 2010, primarily to maintain manufacturing operations, support an SAP implementation in Asia and other strategic spending.
We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
Based on current projections, we believe that we will be able to continue to manage and control working capital, discretionary spending and capital expenditures and that cash provided by operating activities, along with available borrowing capacity under our receivables sale facility, should allow us to maintain adequate levels of available capital resources to fund our operations and meet debt service and minimum pension funding requirements for both the short and long term.
Critical Accounting Policies and Estimates
Significant accounting policies are described more fully in Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and assumptions that we believe are reasonable under the related facts and circumstances. The application of these critical accounting policies involves the exercise of judgment and use of assumptions for future uncertainties. Accordingly, actual results could differ significantly from these estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are the most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective and complex judgments. We have reviewed these critical accounting policies and related disclosures with the Audit Committee of our Board of Directors.

Effect if Actual Results
Description	Judgments and Uncertainties	Differ from Assumptions
Pension and Other Post- retirement Plans

• We account for our defined benefit pension plans and other post- retirement plans in accordance with FASB ASC Topic 715, Compensation — Retirement Benefits.
•   Included in our results of operations are significant amounts associated with our pension and post- retirement benefit plans that we measure using actuarial valuations. Inherent in these valuations are key assumptions, including assumptions about discount rates and expected returns on plan assets. These assumptions are updated at the beginning of each fiscal year. We consider current market conditions, including changes in interest rates, when making these assumptions. Changes in pension and post-retirement benefit costs may occur in the future due to changes in these assumptions.

•   Market conditions and interest rates significantly affect the value of future assets and liabilities of our pension and post-retirement plans. It is difficult to predict these factors due to the volatility of market conditions.

•   The weighted average discount rates used to value our pension and other post-retirement liabilities as of December 31, 2009 were 6.17% and 5.61%, respectively. As of December 31, 2009, an increase/decrease in the discount rate of 50 basis points, holding all other assumptions constant, would have increased or decreased accumulated other comprehensive income and the related pension and post-retirement liability by approximately $24.4 million.

•   The weighted-average expected return on assets was 8.50% for 2009, 2008 and 2007. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience. A variation in the expected return on assets by 50 basis points as of December 31, 2009 would result in a change of approximately $1.6 million in net periodic benefit cost.

• To develop our discount rate, we consider the yields of high-quality, fixed-income investments with maturities that correspond to the timing of our benefit obligations.

•   To develop our expected return on plan assets, we consider our historical long-term asset return experience, the expected investment portfolio mix of plan assets and an estimate of long-term investment returns. To develop our expected portfolio mix of plan assets, we consider the duration of the plan liabilities and give more weight to equity investments than to fixed-income securities.

Goodwill and Intangible Assets

•   Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. We follow the guidance in ASC 350, Intangibles — Goodwill and Other, and test goodwill for impairment at least annually, absent a triggering event that would warrant an impairment assessment. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of the first day of October of each year. The carrying value of goodwill at December 31, 2009 was $163.5 million.

•   We have identified our reporting units at the operating segment level or in some cases one level below the operating segment level. Goodwill is allocated to the reporting units based on the estimated fair value at the date of acquisition.

•   We determine the fair value of our reporting units using a combination of two valuation methods; the income approach and the market approach.

•   If actual results are not consistent with our assumptions and estimates, we may be exposed to additional goodwill impairment charges.

•   Based on our 2009 annual impairment test, the fair value of each of our reporting units exceeded the corresponding carrying value by 14% to 82%.

Effect if Actual Results
Description	Judgments and Uncertainties	Differ from Assumptions
• The income approach requires us to make assumptions and estimates regarding projected economic and market conditions, growth rates, operating margins and cash expenditures.

•   The market approach requires us to make assumptions and judgments to identify comparable publicly-traded companies, trailing twelve-month earnings before interest, taxes, depreciation and amortization (EBITDA) and projected EBITDA.

• At December 31, 2009, our balance sheet reflected $33.2 million associated with the trade name acquired as part of the acquisition of GLS.
•   We have estimated the fair value of the GLS tradename using a “relief from royalty payments” approach. This approach involves two steps (1) estimating reasonable royalty rate for the tradename and (2) applying this royalty rate to a net sales stream and discounting the resulting cash flows to determine fair value. Fair value is then compared with the carrying value of the tradename.

• If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges related to our indefinite lived tradenames.

Income Taxes

•   We account for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

•   The ultimate recovery of certain of our deferred tax assets is dependent on the amount and timing of taxable income that we will ultimately generate in the future and other factors such as the interpretation of tax laws. This means that significant estimates and judgments are required to determine the extent that valuation allowances should be provided against deferred tax assets. We have provided valuation allowances as of December 31, 2009 aggregating $124.0 million against such assets based on our current assessment of future operating results and these other factors.

• Although management believes that the estimates and judgments discussed herein are reasonable, actual results could differ, which could result in gains or losses that could be material.
•   We recognize net tax benefits under the recognition and measurement criteria of ASC Topic 740, Income Taxes, which prescribes requirements and other guidance for financial statement recognition and measurement of positions taken or expected to be taken on tax returns. We record interest and penalties related to uncertain tax positions as a component of income tax expense.

Effect if Actual Results
Description	Judgments and Uncertainties	Differ from Assumptions
Environmental Liabilities

• Based upon estimates prepared by our environmental engineers and consultants, we have $81.7 million accrued at December 31, 2009 to cover probable future environmental remediation expenditures.
•   This accrual represents our best estimate of the remaining probable remediation costs based upon information and technology currently available and our view of the most likely remedy. Depending upon the results of future testing, the ultimate remediation alternatives undertaken, changes in regulations, new information, newly discovered conditions and other factors; it is reasonably possible that we could incur additional costs in excess of the amount accrued. However, such additional costs, if any, cannot currently be estimated. Our estimate of this liability may be revised as new regulations or technologies are developed or additional information is obtained. Changes during the past five years have primarily resulted from an increase in the estimate of future remediation costs at existing sites and payments made each year for remediation costs that were already accrued.
• If further developments or resolution of these matters are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period.

Share-Based Compensation

•   We have share-based compensation plans that include non-qualified stock options, incentive stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights (SARs). See Note 15, Share-Based Compensation, to the accompanying consolidated financial statements for a complete discussion of our stock-based compensation programs.

•   Option-pricing models and generally accepted valuation techniques require management to make assumptions and to apply judgment to determine the fair value of our awards. These assumptions and judgments include estimating the future volatility of our stock price, future employee turnover rates and risk-free rate of return.

•   We do not believe there is a reasonable likelihood there will be a material change in the future estimates or assumptions we use to determine share- based compensation expense. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to changes in share-based compensation expense that could be material.

• We determine the fair value of our SARs granted in 2009 and 2007 based on a Monte Carlo simulation method. For SARs granted during 2008, the option pricing model used was the Black-Scholes method.
•   We determine the fair value of our market-based and performance-based nonvested share awards at the date of grant using generally accepted valuation techniques and the average of the high and low grant date market price of our stock.

• Management reviews its assumptions and the valuations provided by independent third-party valuation advisors to determine the fair value of share-based compensation awards.

New Accounting Pronouncements —
Consolidation — In June 2009, the Financial Accounting Standards Board (FASB) issued new guidance that modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The new guidance clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. A requirement of the new guidance is an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. Additional disclosures are also required about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The new requirements are effective for our fiscal year beginning January 1, 2010. The adoption of this guidance will not materially affect our financial statements.
Subsequent Events — In May 2009, the FASB issued new guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new guidance also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for the date that was selected and is effective for interim and annual periods ending after June 15, 2009. Refer to Note 22, Subsequent Events.
Fair Value Measurements and Disclosures — In September 2006, the FASB issued new guidance regarding fair value measurements, which defines fair value, establishes the framework for measuring fair value under U.S. GAAP and expands disclosures about fair value measurements. In February 2008, the FASB issued further guidance that delayed the effective date of fair value measurements for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. The adoption of this new guidance on January 1, 2009, for all nonfinancial assets and nonfinancial liabilities, did not materially affect our financial statements. See Note 19, Fair Value, for information on our assets and liabilities measured at fair value.
Business Combinations — In December 2007, the FASB issued new guidance that establishes principles over the method entities use to recognize and measure assets acquired and liabilities assumed in a business combination and enhances disclosures of business combinations. The new guidance is effective for business combinations completed on or after January 1, 2009. The adoption of this new guidance did not materially impact our 2009 financial statements. Refer to Note 20, Business Combinations.
Derivatives and Hedging — In March 2008, the FASB issued new guidance that requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This new guidance is effective for fiscal years beginning after November 15, 2008. The adoption of this guidance on January 1, 2009 did not materially affect our financial statements. Refer to Note 18, Financial Instruments, for information on our derivatives and the required disclosures.
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT
The management of PolyOne Corporation is responsible for preparing the consolidated financial statements and disclosures included in this Annual Report on Form 10-K. The financial statements and disclosures included in this Annual Report fairly present in all material respects the financial position, results of operations, shareholders’ equity and cash flows of PolyOne Corporation as of and for the year ended December 31, 2009.
Management is responsible for establishing and maintaining disclosure controls and procedures designed to ensure that the information required to be disclosed by the company is captured and reported in a timely manner. Management has evaluated the design and operation of the company’s disclosure controls and procedures at December 31, 2009 and found them to be effective.
Management is also responsible for establishing and maintaining a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes policies and procedures that provide reasonable assurance that: PolyOne Corporation’s accounting records accurately and fairly reflect the transactions and dispositions of the assets of the company; unauthorized or improper acquisition, use or disposal of company assets will be prevented or timely detected; the company’s transactions are properly recorded and reported to permit the preparation of the company’s financial statements in conformity with generally accepted accounting principles; and the company’s receipts and expenditures are made only in accordance with authorizations of management and the board of directors of the company.
     Management has assessed the effectiveness of PolyOne’s internal control over financial reporting as of December 31, 2009 and has prepared Management’s Annual Report On Internal Control Over Financial Reporting contained on page 62 of this Annual Report. This report concludes that internal control over financial reporting is effective and that no material weaknesses were identified.

/s/ Stephen D. Newlin	/s/ Robert M. Patterson

Stephen D. Newlin	Robert M. Patterson
Chairman, President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer
February 18, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders PolyOne Corporation
We have audited PolyOne Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). PolyOne Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Annual Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, PolyOne Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of PolyOne Corporation and subsidiaries as of December 31, 2009, and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009, and our report dated February 18, 2010, except for the effects of the change in inventory accounting method and related disclosures in Notes 1, 8, 14, 16, 23 and 24 and the effects of the change in segments and related disclosures in Note 16, as to which the date is September 10, 2010, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
February 18, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders PolyOne Corporation
We have audited the accompanying consolidated balance sheets of PolyOne Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PolyOne Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 16, PolyOne Corporation changed its global organization structure and will now report its results of operations in five segments. Also, as discussed in Note 24 to the consolidated financial statements, PolyOne Corporation changed its method of accounting for inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for inventories that were not already valued using the first-in, first-out (FIFO) method as of January 1, 2010. The accompanying consolidated financial statements have been retrospectively adjusted to reflect these changes.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), PolyOne Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 18, 2010 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
February 18, 2010,
except for the effects of the change in inventory accounting method and related disclosures in Notes 1, 8, 14, 16, 23 and 24 and the effects of the change in segments and related disclosures in Note 16, as to which the date is September 10, 2010

Consolidated Statements of Operations

	Year Ended December 31,
	Adjusted (Note 24)
(In millions, except per share data)	2009	2008	2007

Sales	$2,060.7	$2,738.7	$2,642.7
Cost of sales	1,738.5	2,446.7	2,371.8

Gross margin	322.2	292.0	270.9
Selling and administrative	272.3	287.1	254.8
Impairment of goodwill	5.0	170.0	—
Income from equity affiliates	35.2	31.2	27.7

Operating income (loss)	80.1	(133.9)	43.8
Interest expense, net	(34.3)	(37.2)	(46.9)
Premium on early extinguishment of long-term debt	—	—	(12.8)
Other expense, net	(9.6)	(4.6)	(6.6)

Income (loss) before income taxes	36.2	(175.7)	(22.5)
Income tax benefit (expense)	13.3	(84.5)	40.3

Net income (loss)	$49.5	$(260.2)	$17.8

Earnings (loss) per common share:
Basic earnings (loss)	$0.54	$(2.81)	$0.19
Diluted earnings (loss)	$0.53	$(2.81)	$0.19
Weighted-average shares used to compute earnings (loss) per common share:
Basic	92.4	92.7	92.8
Diluted	93.4	92.7	93.1
The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets

	December 31,
	Adjusted (Note 24)
(In millions, except per share data)	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$222.7	$44.3
Accounts receivable (less allowance of $5.9 in 2009 and $6.7 in 2008)	274.4	262.1
Inventories	183.7	240.2
Deferred income tax assets	—	1.0
Other current assets	38.0	19.9

Total current assets	718.8	567.5
Property, net	392.4	432.0
Investment in equity affiliates and nonconsolidated subsidiary	5.8	20.5
Goodwill	163.5	163.9
Other intangible assets, net	71.7	69.1
Deferred income tax assets	8.1	0.5
Other non-current assets	55.7	66.6

Total assets	$1,416.0	$1,320.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$19.9	$19.8
Short-term debt	0.5	6.2
Accounts payable, including amounts payable to related party	238.3	160.0
Accrued expenses and other liabilities	117.0	118.2

Total current liabilities	375.7	304.2
Long-term debt	389.2	408.3
Post-retirement benefits other than pensions	21.8	80.9
Pension benefits	173.0	225.0
Other non-current liabilities	98.6	83.4
Commitments and contingencies (See Note 12)
Shareholders’ equity
Preferred stock, 40.0 shares authorized, no shares issued	—	—
Common stock, $0.01 par, 400.0 shares authorized, 122.2 shares issued in 2009 and 2008	1.2	1.2
Additional paid-in capital	1,065.5	1,065.0
Accumulated deficit	(229.5)	(279.0)
Common stock held in treasury, at cost, 29.7 shares in 2009 and 29.9 shares in 2008	(321.0)	(323.8)
Accumulated other comprehensive loss	(158.5)	(245.1)

Total shareholders’ equity	357.7	218.3

Total liabilities and shareholders’ equity	$1,416.0	$1,320.1

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	Adjusted (Note 24)
(In millions)	2009	2008	2007

Operating activities
Net income (loss)	$49.5	$(260.2)	$17.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	64.8	68.0	57.4
Deferred income tax provision (benefit)	5.9	72.1	(53.6)
Premium on early extinguishment of long-term debt	—	—	12.8
Provision for doubtful accounts	3.3	6.0	1.9
Stock compensation expense	2.6	3.0	4.3
Impairment of goodwill	5.0	170.0	—
Asset write-downs and impairment charges, net of gain on sale of assets	3.7	3.6	3.3
Companies carried at equity and minority interest:
Income from equity affiliates and minority interest	(35.2)	(31.2)	(27.7)
Dividends and distributions received	36.5	32.9	37.6
Changes in assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable	1.3	60.8	(10.8)
Decrease in inventories	57.4	38.2	16.8
Increase (decrease) in accounts payable	76.3	(94.7)	17.8
(Decrease) increase in sale of accounts receivable	(14.2)	14.2	—
Decrease in accrued expenses and other	(27.2)	(10.2)	(10.4)

Net cash provided by operating activities	229.7	72.5	67.2
Investing activities
Capital expenditures	(31.7)	(42.5)	(43.4)
Investment in affiliated company	—	(1.1)	—
Business acquisitions and related deposits, net of cash acquired	(11.5)	(150.2)	(11.2)
Proceeds from sale of investment in equity affiliates and other assets	17.0	0.3	269.9

Net cash (used) provided by investing activities	(26.2)	(193.5)	215.3
Financing activities
Change in short-term debt	(5.7)	43.3	(0.2)
Issuance of long-term debt, net of debt issuance costs	—	77.8	—
Repayment of long-term debt	(20.0)	(25.3)	(264.1)
Purchase of common stock for treasury	—	(8.9)	—
Premium on early extinguishment of long-term debt	—	—	(12.8)
Proceeds from the exercise of stock options	—	1.1	1.2

Net cash (used) provided by financing activities	(25.7)	88.0	(275.9)
Effect of exchange rate changes on cash	0.6	(2.1)	6.6

Increase (decrease) in cash and cash equivalents	178.4	(35.1)	13.2
Cash and cash equivalents at beginning of year	44.3	79.4	66.2

Cash and cash equivalents at end of year	$222.7	$44.3	$79.4

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Shareholders’ Equity

			Shareholders’ Equity
	Common Shares							Accumulated
		Common			Additional		Common	Other
(Dollars in millions, except per share data;	Common	Shares Held		Common	Paid-in	Accumulated	Stock Held	Comprehensive
shares in thousands)	Shares	in Treasury	Total	Stock	Capital	Deficit	in Treasury	Income (Loss)
Balance January 1, 2007. as previously reported	122,192	(29,384)	$581.7	$1.2	$1,065.7	$(59.9)	$(326.2)	$(99.1)
Cumulative effect of change in accounting principle (Note 24)			23.3			23.3
Balance January 1, 2007. as adjusted	122,192	(29,384)	605.0	1.2	1,065.7	(36.6)	(326.2)	(99.1)

Comprehensive income:
Net income			17.8			17.8
Translation adjustment			28.3					28.3
Adjustments related to Pensions and Postemployment benefits:
Prior service credit recognized during year, net of tax of $1.9			(4.0)					(4.0)
Net actuarial gain occurring during year, net of tax benefit of $12.2			26.2					26.2

Total comprehensive income			68.3
Stock-based compensation and benefits and exercise of options		325	5.8		(0.7)		6.5	—

Balance December 31, 2007	122,192	(29,059)	679.1	1.2	1,065.0	(18.8)	(319.7)	(48.6)

Comprehensive (loss):
Net loss			(260.2)			(260.2)
Translation adjustment			(25.3)					(25.3)
Adjustments related to Pensions and Postemployment benefits:
Prior service credit recognized during year, net of tax of $0.0			(5.4)					(5.4)
Net actuarial loss occurring during year, net of tax of $0.2			(157.8)					(157.8)
Adjustment for plan amendment, net of tax of $0.0			(6.1)					(6.1)
Adjustment for supplemental executive retirement plan, net of tax of $0.0			(1.9)					(1.9)

Total comprehensive loss			(456.7)
Repurchase of common stock		(1,250)	(8.9)				(8.9)
Stock-based compensation and benefits and exercise of options		391	4.8				4.8

Balance December 31, 2008	122,192	(29,918)	218.3	1.2	1,065.0	(279.0)	(323.8)	(245.1)

Comprehensive income:
Net income			49.5			49.5
Translation adjustment			0.7					0.7
Adjustments related to Pensions and Postemployment benefits:
Net actuarial gain occurring during year, net of tax of $0.6			30.2					30.2
Net gain due to retiree plan amendments, net of tax of $0.0			18.5					18.5
Net gain due to			37.0					37.0
post-retirement healthcare plan amendments, net of tax of $0.0
Unrealized gain on available-for-sale securities			0.2					0.2

Total comprehensive income			136.1
Stock-based compensation and benefits and exercise of options		212	3.3		0.5		2.8

Balance December 31, 2009	122,192	(29,706)	$357.7	$1.2	$1,065.5	$(229.5)	$(321.0)	$(158.5)

The accompanying notes to financial statements are an integral part of these statements.

Note 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Note 2 — GOODWILL AND INTANGIBLE ASSETS
Note 3 — EMPLOYEE SEPARATION AND PLANT PHASEOUT
Note 4 — FINANCIAL INFORMATION OF EQUITY AFFILIATES
Note 5 — FINANCING ARRANGEMENTS
Note 6 — LEASING ARRANGEMENTS
Note 7 — ACCOUNTS RECEIVABLE
Note 8 — INVENTORIES
Note 9 — PROPERTY
Note 10 — OTHER BALANCE SHEET LIABILITIES
Note 11 — EMPLOYEE BENEFIT PLANS
Note 12 — COMMITMENTS AND RELATED-PARTY INFORMATION
Note 13 — OTHER EXPENSE, NET
Note 14 — INCOME TAXES
Note 15 — SHARE-BASED COMPENSATION
Note 16 — SEGMENT INFORMATION
Note 17 — WEIGHTED-AVERAGE SHARES USED IN COMPUTING EARNINGS PER SHARE
Note 18 — FINANCIAL INSTRUMENTS
Note 19 — FAIR VALUE
Note 20 — BUSINESS COMBINATIONS
Note 21 — SHAREHOLDERS’ EQUITY
Note 22 — SUBSEQUENT EVENTS
Note 23 — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Note 24 — CHANGE IN ACCOUNTING PRINCIPLE
Description of Business
PolyOne Corporation (PolyOne, Company, we, us or our) is a premier provider of specialized polymer materials, services and solutions with operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, thermoplastic resin distribution and specialty polyvinyl chloride (PVC) resins. We also have two equity investments: one in a manufacturer of caustic soda and chlorine and one in a formulator of polyurethane compounds. PolyOne was incorporated in the state of Ohio on August 31, 2000.

Our operations are located primarily in the United States, Europe, Canada, Asia and Mexico. Our operations are reported in five reportable segments: Global Specialty Engineered Materials; Global Color, Additives and Inks; Performance Products and Solutions; PolyOne Distribution; and SunBelt Joint Venture. See Note 16, Segment Information, for more information.
Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of PolyOne and its subsidiaries. All majority-owned affiliates over which we have control are consolidated. Investments in affiliates and joint ventures in which our ownership is 50% or less, or in which we do not have control but have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Intercompany transactions are eliminated. Transactions with related parties, including joint ventures, are in the ordinary course of business.
Effective April 1, 2009, we changed the functional currency for our Canadian operations from the Canadian dollar to the U.S. dollar. Our sales in Canada are primarily denominated in U.S. dollars. Additionally, with the closure of our Niagara, Canada facility in the first quarter of 2009, the majority of our inventory is sourced from our U.S. operations. The change in functional currency is applied on a prospective basis. The U.S. dollar translated amounts of nonmonetary assets and liabilities at March 31, 2009 became the historical accounting basis for those assets and liabilities at April 1, 2009.
The change in functional currency in Canada did not have a material effect on our consolidated results of operations for 2009.
Reclassifications
Certain reclassifications of the prior period amounts and presentation have been made to conform to the presentation for the current period.
Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from these estimates.
Cash and Cash Equivalents
We consider all highly liquid investments purchased with a maturity of less than three months to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.
Allowance for Doubtful Accounts
We evaluate the collectability of trade receivables based on a combination of factors. We regularly analyze significant customer accounts and, when we become aware of a specific customer’s inability to meet its financial obligations to us, such as in the case of a bankruptcy filing or deterioration in the customer’s operating results or financial position, we record a specific allowance for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record bad debt allowances for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, economic conditions and historical experience. In estimating the allowances, we take into consideration the existence of credit insurance. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be adjusted further.
Inventories
Inventories are stated at the lower of cost or market. On January 1, 2010, we elected to change our method of valuing inventories for certain U.S. businesses to the first-in, first-out (FIFO) method, while in prior years, these inventories were valued using the last-in, first-out (LIFO) method. As a result of this change, all inventories are valued using the FIFO method. Inventories accounted for under the FIFO method as a percent of total consolidated inventories was 76%, with the remainder determined on a LIFO basis at December 31, 2009. In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 250,

Accounting Changes and Error Corrections, all prior periods presented have been adjusted to apply the new method. See Note 24, Change in Accounting Principle, for further discussion.
Property and Depreciation
Property, plant and equipment is carried at cost, net of depreciation and amortization that is computed using the straight-line method over the estimated useful life of the assets, which ranges from 3 to 15 years for machinery and equipment and up to 40 years for buildings. Computer software is amortized over periods not exceeding 10 years. Property, plant and equipment is generally depreciated on accelerated methods for income tax purposes. We expense repair and maintenance costs as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize interest expense on major construction and development projects while in progress.
We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement or disposal, the asset cost and related accumulated depreciation balance is removed from the respective account, and the resulting net amount, less any proceeds, is included as a component of income (loss) from continuing operations in the accompanying consolidated statements of operations.
We account for operating leases under the provisions of FASB ASC Topic 840, Leases.
Impairment of Long-Lived Assets
We assess the recoverability of long-lived assets whenever events or changes in circumstances indicate that we may not be able to recover the assets’ carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future undiscounted cash flows associated with the asset. We measure the amount of impairment of long-lived assets as the amount by which the carrying value of the asset exceeds the fair value of the asset, which is generally determined based on projected discounted future cash flows or appraised values.
Goodwill and Other Intangible Assets
Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired business. Goodwill and other indefinite-lived intangible assets are tested for impairment at the reporting unit level. Our reporting units have been identified at the operating segment level or in some cases one level below the operating segment level. Goodwill is allocated to the reporting units based on the estimated fair value at the date of acquisition.
Our annual measurement date for testing impairment of goodwill and other indefinite-lived intangibles is October 1st. We completed our testing of impairment on October 1, 2009, noting no impairment. The future occurrence of a potential indicator of impairment would require an interim assessment for some or all of the reporting units prior to the next required annual assessment on October 1, 2010. Refer to Note 19, Fair Value, for further discussion of our approach for assessing fair value of goodwill.
Notes Receivable
As of December 31, 2009, included in Other current assets is $8.1 million outstanding on a seller note receivable from O’Sullivan Films, which purchased our engineered films business in February 2006. This note accrues interest at 7% and is due in full with accrued interest at maturity in December 2010.
As of December 31, 2009, included in Other non-current assets is $23.5 million outstanding on a seller note receivable due from Excel Polymers LLC (Excel), which purchased our elastomers and performance additives business in August 2004. During 2009, the Company and Excel agreed to extend the maturity of the seller note to February 29, 2012. As a result of this extension, we were given a secured position in the assets of the business. This note accrues interest at 10% per annum and is due in full with accrued interest at maturity.
Litigation Reserves
FASB ASC Topic 450, Contingencies, requires that we accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. We record expense associated with professional fees related to litigation claims and assessments as incurred.

Derivative Financial Instruments
FASB ASC Topic 815, Derivative and Hedging, requires that all derivative financial instruments, such as foreign exchange contracts and interest rate swap agreements, be recognized in the financial statements and measured at fair value, regardless of the purpose or intent in holding them.
We are exposed to foreign currency changes and interest rate fluctuations in the normal course of business. We have established policies and procedures that manage these exposures through the use of financial instruments. By policy, we do not enter into these instruments for trading purposes or speculation.
We enter into intercompany lending transactions denominated in various foreign currencies and are subject to financial exposure from foreign exchange rate movement over the term of the loans. To mitigate this risk, we enter into foreign exchange contracts with major financial institutions. These contracts are not treated as hedges and, as a result, are adjusted to fair value, with the resulting gains and losses recognized as other income or expense in the accompanying consolidated statements of operations. Realized and unrealized gains and losses on these contracts offset the foreign exchange gains and losses on the underlying transactions. Our forward contracts have original maturities of one year or less. See Note 18, Financial Instruments, for more information.
During 2008 and 2007, we used interest rate swap agreements that modified the exposure to interest rate risk by converting fixed-rate debt to a floating rate. These interest rate swaps qualified as fair value hedges in accordance with FASB ASC Topic 815. The interest rate swap and instrument being hedged were adjusted to fair value in the balance sheet, with the corresponding change recognized in the statement of operations. As of and for the year ended December 31, 2009, there were no open interest rate swaps. See Note 5, Financing Arrangements, for more information.
Pension and Other Post-retirement Plans
We account for our pensions and other post-retirement benefits in accordance with FASB ASC Topic 715, Compensation — Retirement Benefits. This standard requires us to (1) recognize the funded status of the benefit plans in our statement of financial position, (2) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, (3) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year end statement of financial position and (4) disclose additional information in the notes to financial statements about certain effects on net periodic benefit costs for the next fiscal year that arise from delayed recognition of gains or losses, prior service costs or credits, and transition assets or obligations.
Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss at December 31, 2009 and 2008 are as follows:

(In millions)	2009	2008

Foreign currency translation adjustments	$(4.3)	$(5.0)
Unrecognized losses, transition obligation and prior service costs	(154.4)	(240.1)
Unrealized gain in available-for-sale securities	0.2	—

	$(158.5)	$(245.1)

Fair Value of Financial Instruments
FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosures of the fair value of financial instruments. The estimated fair values of financial instruments were principally based on market prices where such prices were available and, where unavailable, fair values were estimated based on market prices of similar instruments. See Note 18, Financial Instruments, for further discussion.
Foreign Currency Translation
Revenues and expenses are translated at average currency exchange rates during the related period. Assets and liabilities of foreign subsidiaries and equity investees are translated using the exchange rate at the end of the period. The resulting translation adjustment is recorded as accumulated other comprehensive income or loss in shareholders’ equity. Gains and losses resulting from foreign currency transactions, including intercompany transactions that are not considered permanent investments, are included in other income, net in the accompanying consolidated statements of operations.
Revenue Recognition
We recognize revenue when the revenue is realized or realizable, and has been earned. We recognize revenue when a firm sales agreement is in place, shipment has occurred and collectability of the fixed or determinable sales price is reasonably assured.
Shipping and Handling Costs
Shipping and handling costs are included in cost of sales.
Research and Development Expense
Research and development costs, which were $22.9 million in 2009, $26.5 million in 2008 and $21.6 million in 2007, are charged to expense as incurred.
Environmental Costs
We expense costs that are associated with managing hazardous substances and pollution in ongoing operations on a current basis. Costs associated with the remediation of environmental contamination are accrued when it becomes probable that a liability has been incurred and our proportionate share of the cost can be reasonably estimated.
Equity Affiliates
We account for our investments in equity affiliates under FASB ASC Topic 323, Investments — Equity Method and Joint Ventures. We recognize our proportionate share of the income of equity affiliates. Losses of equity affiliates are recognized to the extent of our investment, advances, financial guarantees and other commitments to provide financial support to the investee. Any losses in excess of this amount are deferred and reduce the amount of future earnings of the equity investee recognized by PolyOne. As of December 31, 2009 and 2008, there were no deferred losses related to equity investees.
We recognize impairment losses in the value of investments that we judge to be other than temporary. See Note 4, Financial Information of Equity Affiliates, for more information.
Share-Based Compensation
We account for share-based compensation under the provisions of FASB ASC Topic 718, Compensation — Stock Compensation, which requires us to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the accompanying consolidated statements of operations. As of December 31, 2009, we had one active share-based employee compensation plan, which is described more fully in Note 15, Share-Based Compensation.
Income Taxes
Deferred tax liabilities and assets are determined based upon the differences between the financial reporting and tax basis of assets and liabilities and are measured using the tax rate and laws currently in effect. In accordance with FASB ASC Topic 740, Income Taxes, we evaluate our deferred income taxes to determine whether a valuation allowance should be established against the deferred tax assets or whether the valuation allowance should be reduced based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard.
New Accounting Pronouncements
Consolidation — In June 2009, the FASB issued new guidance that modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The new guidance clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. A requirement of the new guidance is an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. Additional disclosures are also required about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The new requirements are effective for fiscal years beginning after November 15, 2009 and are effective for us on January 1, 2010. The adoption of this guidance will not materially affect our financial statements.
Subsequent Events — In May 2009, the FASB issued new guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new guidance also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for the date that was selected and is effective for interim and annual periods ending after June 15, 2009. Refer to Note 22, Subsequent Events.
Fair Value Measurements and Disclosures — In September 2006, the FASB issued new guidance regarding fair value measurements, which defines fair value, establishes the framework for measuring fair value under U.S. generally accepted accounting principles and expands disclosures about fair value measurements. In February 2008, the FASB issued further guidance that delayed the effective date of fair value measurements for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. The adoption of this new guidance on January 1, 2009, for all nonfinancial assets and nonfinancial liabilities, did not have a material impact on our financial statements. See Note 19, Fair Value, for information on our assets and liabilities measured at fair value.
Business Combinations — In December 2007, the FASB issued new guidance that establishes principles over the method entities use to recognize and measure assets acquired and liabilities assumed in a business combination and enhances disclosures of business combinations. The new guidance is effective for business combinations completed on or after January 1, 2009. The adoption of this new guidance did not materially impact our 2009 financial statements. Refer to Note 20, Business Combinations.
Derivatives and Hedging — In March 2008, the FASB issued new guidance that requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This new guidance is effective for fiscal years beginning after November 15, 2008. The adoption of this guidance on January 1, 2009 did not materially impact our financial statements. See Note 18, Financial Instruments, for information on our derivatives and the required disclosures.
Note 2 — GOODWILL AND INTANGIBLE ASSETS
The total purchase price associated with acquisitions is allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with excess amounts recorded as goodwill. Based on a preliminary purchase price allocation, the acquisition of New England Urethane, Inc (NEU) resulted in the addition of $4.5 million of goodwill and $5.9 million in identifiable intangibles during the year ended December 31, 2009. Additionally, in 2008 the acquisition of GLS resulted in the addition of $44.1 million of goodwill and $65.7 million in identifiable intangibles. See Note 20, Business Combination, for more information on the NEU and GLS acquisitions. The following table details the changes in the carrying amount of goodwill:

(In millions)	2009	2008

Balance at beginning of the year	$163.9	$288.8
Acquisition of businesses	4.5	45.2
Impairment	(5.0)	(170.0)
Translation and other adjustments	0.1	(0.1)

Balance at end of year	$163.5	$163.9

Goodwill as of December 31, 2009 and 2008, by operating segment, was as follows:

	December 31,	December 31,
(In millions)	2009	2008

Global Specialty Engineered Materials	$82.4	$77.9
Global Color, Additives and Inks	72.1	72.0
Performance Products and Solutions	7.4	12.4
PolyOne Distribution	1.6	1.6

Total	$163.5	$163.9

FASB ASC Topic 350 requires that our annual, and any interim, impairment assessment be performed at the reporting unit level. Our reporting units were tested for impairment as of October 1, 2009, and no indicators of potential impairment were noted.

During the fourth quarter of 2008, indicators of potential impairment caused us to conduct an interim impairment test. Those indicators included the following: a significant decrease in market capitalization; a decline in recent operating results and a decline in our business outlook primarily due to the macroeconomic environment. We completed step one of the impairment analysis and concluded that, as of December 31, 2008, the fair value of two of our reporting units was below their respective carrying values, including goodwill. The two reporting units that showed potential impairment were Geon Compounds and Specialty Coatings (reporting units within Performance Products and Solutions). As such, step two of the impairment test was initiated; however, due to its time consuming nature, the step-two analysis had not been completed as of the filing date of our 2008 annual report on Form 10-K for the year ended December 31, 2008. We recorded an estimated non-cash goodwill impairment charge of $170.0 million as of December 31, 2008. Upon completion of the analysis in the first quarter of 2009, we revised our estimate of goodwill impairment as of December 31, 2008 to $175.0 million, of which $147.8 million and $27.2 million relates to the Geon Compounds and Specialty Coatings reporting units, respectively. Adjustments of $12.4 million and ($7.4) million related to the goodwill impairment charge for Specialty Coatings and Geon Compounds, respectively, were recorded in the first quarter of 2009 on the line Impairment of goodwill in the accompanying Consolidated Statements of Operations and is reflected on the line Corporate and eliminations in Note 16, Segment Information.
At December 31, 2009, PolyOne had $33.2 million of indefinite-lived other intangible assets that are not subject to amortization, consisting of a trade name acquired as part of the GLS acquisition. This indefinite-lived intangible asset was tested for impairment as of October 1, 2009, and no impairment adjustments were determined to be required.
Information regarding PolyOne’s finite-lived other intangible assets follows:

	As of December 31, 2009
	Acquisition	Accumulated	Currency
(In millions)	Cost	Amortization	Translation	Net

Non-contractual customer relationships	$42.2	$(11.7)	$—	$30.5
Sales contract	11.4	(10.4)	—	1.0
Patents, technology and other	9.5	(3.7)	1.2	7.0

Total	$63.1	$(25.8)	$1.2	$38.5

	As of December 31, 2008
	Acquisition	Accumulated	Currency
(In millions)	Cost	Amortization	Translation	Net

Non-contractual customer relationships	$37.0	$(9.2)	$—	$27.8
Sales contract	11.4	(10.2)	—	1.2
Patents, technology and other	8.8	(3.2)	1.3	6.9

Total	$57.2	$(22.6)	$1.3	$35.9

Amortization of other finite-lived intangible assets for the years ended December 31, 2009, 2008 and 2007 was $3.3 million, $3.3 million and $2.1 million, respectively. As of December 31, 2009, we expect amortization expense on other finite-lived intangibles for the next five years as follows: 2010 — $3.7 million; 2011 — $3.5 million; 2012 — $3.1 million; 2013 — $3.1 million; and 2014 — $3.0 million.
Note 3 — EMPLOYEE SEPARATION AND PLANT PHASEOUT
Management has undertaken certain restructuring initiatives to reduce costs and, as a result, we have incurred employee separation and plant phaseout costs.
Employee separation costs include one-time termination benefits including salary continuation benefits, medical coverage and outplacement assistance and are based on a formula that takes into account each individual employee’s base compensation and length of service. Employee separation costs also include on-going postemployment benefits accounted for under FASB ASC Topic 712, Compensation — Nonretirement Postemployment Benefits, which are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated.
Plant phaseout costs include the impairment of property, plant and equipment at manufacturing facilities and the resulting write-down of the carrying value of these assets to fair value, which represents management’s best estimate of the net proceeds to be received for the assets to be sold or scrapped, less any costs to sell. Plant phaseout costs also include cash facility closing costs and lease termination costs. Assets transferred to our other facilities are transferred at net book value.

Employee separation and plant phaseout costs associated with continuing operations are reflected on the line Corporate and eliminations in Note 16, Segment Information. A summary of total employee separation and plant phaseout costs, including where the charges are recorded in the accompanying consolidated statements of operations, follows:

(In millions)	2009	2008	2007

Cost of sales	$24.4	$29.3	$1.4
Selling and administrative	2.8	10.4	0.8

Total employee separation and plant phaseout	$27.2	$39.7	$2.2

Included in employee separation and plant phaseout costs shown in the preceding table were charges of $7.4 million, included in Cost of sales, and $1.2 million, included in Selling and administrative, for accelerated depreciation on assets related to the 2009 restructuring initiatives discussed below. Cash payments for employee separation and plant phaseout costs during 2009, 2008 and 2007 were $32.1 million, $5.5 million and $1.5 million, respectively.
In July 2008, we announced the restructuring of certain manufacturing assets, including the closure of seven production facilities in North America and one in the United Kingdom. In January 2009, we announced further cost saving measures that included eliminating approximately 370 positions worldwide, implementing reduced work schedules for another 100 to 300 employees, closing our Niagara, Ontario facility and idling certain other capacity. We recognized charges of $26.9 million and $38.3 million in 2009 and 2008, respectively, related to these actions. We do not expect to incur significant additional expenses associated with these activities.
The following table details the charges and changes to the reserves associated with these initiatives for the year ended December 31, 2009:

	Plant Phaseout Costs
	Employee
	Separation	Cash	Asset
(Dollars in millions, except employee numbers)	Costs	Closure	Write-downs	Total

Balance at January 1, 2008	$—	$—	$—	$—
Charge	26.1	2.2	10.0	38.3
Utilized	(2.4)	(1.5)	(10.0)	(13.9)

Balance at December 31, 2008	$23.7	$0.7	$—	$24.4
Charge	3.0	8.4	15.5	26.9
Utilized	(23.8)	(7.5)	(15.5)	(46.8)
Impact of foreign currency translation	0.1	0.1	—	0.2

Balance at December 31, 2009	$3.0	$1.7	$—	$4.7

In addition to the above, during 2009 and 2008, we incurred $0.3 million and $1.1 million, respectively, of expense related to executive severance agreements, which was included in Selling and administrative in the accompanying consolidated statements of operations. In 2009 and 2008, we paid $0.8 million and $1.0 million, respectively, related to executive severance agreements. Our liability for unpaid executive severance costs was $0.6 million at December 31, 2009 and will be paid over the next 12 months.
Note 4 — FINANCIAL INFORMATION OF EQUITY AFFILIATES
SunBelt Chlor-Alkali Partnership (SunBelt) is the most significant of our equity investments and is reported in the SunBelt Joint Venture segment. PolyOne owns 50% of SunBelt. The remaining 50% of SunBelt is owned by Olin SunBelt Inc., a wholly owned subsidiary of the Olin Corporation.
Summarized financial information for SunBelt follows:

(In millions)	2009	2008	2007

SunBelt:
Net sales	$167.4	$173.0	$180.6
Operating income	$67.6	$73.6	$91.3
Partnership income as reported by SunBelt	$59.4	$65.1	$82.0
PolyOne’s ownership of SunBelt	50%	50%	50%

Earnings of equity affiliate recorded by PolyOne	$29.7	$32.5	$41.0

Summarized balance sheet as of December 31:	2009	2008

Current assets	$16.1	$22.4
Non-current assets	94.1	107.7

Total assets	110.2	130.1

Current liabilities	21.4	19.7
Non-current liabilities	85.3	97.5

Total liabilities	106.7	117.2

Partnership interest	$3.5	$12.9

OxyVinyls, a former 24% owned affiliate, purchases chlorine from SunBelt under an agreement that expires in 2094. The agreement requires OxyVinyls to purchase all of the chlorine that is produced by SunBelt up to a maximum of 250,000 tons per year at market price, less a discount. OxyVinyls’ chlorine purchases from SunBelt were $33.9 million in 2007 through its disposition date of July 6, 2007.
On July 6, 2007, we sold our 24% interest in OxyVinyls, a manufacturer and marketer of PVC resins, for cash proceeds of $261 million.
The following table presents OxyVinyls’ summarized financial results for the period indicated:

Six Months Ended
(In millions)	June 30, 2007

OxyVinyls:
Net sales	$1,107.4
Operating income	$11.6
Partnership (loss) as reported by OxyVinyls	$(2.0)
PolyOne’s ownership of OxyVinyls	24%

PolyOne’s proportionate share of OxyVinyls’ (loss)	(0.5)
Amortization of the difference between PolyOne’s investment and its underlying share of OxyVinyls’ equity	0.3

(Loss) of equity affiliate recorded by PolyOne	$(0.2)

We recorded an impairment of $14.8 million on our OxyVinyls investment during 2007 due to an other than temporary decline in value. It is included in Income from equity affiliates in the accompanying consolidated statements of operations. The impairment is not reflected in the equity affiliate earnings above because it is excluded as a measure of segment operating income or loss that is reported to and reviewed by the chief operating decision maker (See Note 16, Segment Information).
Other investments in equity affiliates are discussed below.
We own 50% of BayOne Urethane Systems, L.L.C. (BayOne), which is included in the Global Color, Additives and Inks operating segment. Through its disposition on October 13, 2009, the former Geon Polimeros Andinos (GPA) equity affiliate (owned 50%) was included in the Performance Products and Solutions operating segment.
Combined summarized financial information for these other equity affiliates follows:

(In millions)	2009	2008

Net sales	$77.9	$112.2
Operating income	6.2	7.7
Partnership income as reported by other equity affiliates	5.4	6.6
Equity affiliate earnings recorded by PolyOne	2.7	3.3

Summarized balance sheet as of December 31:	2009	2008

Current assets	$7.1	$31.4
Non-current assets	4.2	12.3

Total assets	$11.3	$43.7

Current liabilities	$8.8	$24.6
Non-current liabilities	—	1.6

Total liabilities	$8.8	$26.2

On October 13, 2009, we sold our interest in GPA for cash proceeds of $13.5 million and recorded a pre-tax gain of $2.8 million in the fourth quarter 2009 results of operations.
Note 5 — FINANCING ARRANGEMENTS
Short-term debt — At December 31, 2009 and 2008, $0.5 million and $6.2 million, respectively, of short-term notes issued by certain of our European subsidiaries were outstanding. This short-term debt has maturities of less than one year, is renewable with the consent of both parties, and is prepayable.
The weighted-average interest rate on total short-term borrowings was 3.1% at December 31, 2009 and 4.4% at December 31, 2008.
Long-term debt — Long-term debt as of December 31 consisted of the following:

	December 31,	December 31,
(Dollars in millions)	2009(1)	2008(1)

8.875% senior notes due 2012	$279.5	$279.2
7.500% debentures due 2015	50.0	50.0
Medium-term notes:
6.91% medium-term notes due 2009	—	19.8
6.52% medium-term notes due 2010	19.9	19.6
6.58% medium-term notes due 2011	19.7	19.5
Credit facility borrowings, facility expires 2011	40.0	40.0

Total long-term debt	$409.1	$428.1
Less current portion	19.9	19.8

Total long-term debt, net of current portion	$389.2	$408.3

(1)	Book values include unamortized discounts and adjustments related to hedging instruments, as applicable.
Aggregate maturities of long-term debt for the next five years are: 2010 — $19.9 million; 2011 — $59.7 million; 2012 — $279.5 million; 2013 — $0.0 million; 2014 — $0.0 million; and thereafter — $50.0 million.
During April 2008, we sold an additional $80.0 million aggregate principal amount of 8.875% senior notes due 2012. Net proceeds from the offering were used to reduce the amount of receivables previously sold under the receivables sale facility.
On January 3, 2008, we entered into a credit facility with Citicorp USA, Inc., as administrative agent and as issuing bank, and The Bank of New York, as paying agent. The credit agreement provides for an unsecured revolving and letter of credit facility with total commitments of up to $40.0 million. The credit agreement expires on March 20, 2011. Borrowings under the credit facility are based on the applicable LIBOR rate plus a fixed facility fee of 4.77%.
During 2007, we repurchased $241.4 million aggregate principal amounts of our 10.625% senior notes at a premium of $12.8 million. The premium is shown as a separate line item in the accompanying consolidated statements of operations. Unamortized deferred note issuance costs of $2.8 million were charged to expense due to this repurchase and are included in Interest expense, net in the accompanying consolidated statements of operations in 2007. Also, during each of the years ended December 31, 2009, 2008 and 2007, $20.0 million of aggregate principal amount of our medium-term notes became due and were paid.
Included in Interest expense, net for the years ended December 31, 2009, 2008 and 2007 was interest income of $3.2 million, $3.4 million, and $4.5 million. Total interest paid on long-term and short-term borrowings was $35.1 million in 2009, $37.1 million in 2008 and $45.7 million in 2007.
As of December 31, 2009, our secured borrowings were not at levels that would trigger the security provisions of the indentures governing our senior notes and debentures and our guarantee of the SunBelt notes. See Note 12, Commitments and Related-Party Information.
We entered into a definitive Guarantee and Agreement with Citicorp USA, Inc., KeyBank National Association and National City Bank on June 6, 2006. Under this Guarantee and Agreement, we guarantee some treasury management and banking services provided to us and our subsidiaries, such as foreign currency forwards and bank overdrafts. This guarantee is secured by our inventories located in the United States.

We are exposed to market risk from changes in interest rates on our debt obligations. In prior years we entered into interest rate swap agreements that modified our exposure to interest rate risk by converting fixed-rate obligations to floating rates or floating rate obligations to fixed rates. As of December 31, 2009, there were no open interest rate swap agreements. The following table shows the interest rate impact of the swap agreements during 2008 and 2007:

	Effective	Effective
	Interest Rate	Interest Rate
	during 2008	during 2007

$40.0 million of borrowings under credit facility with an interest rate of 6.65%	8.4%	—
$60.0 million of medium-term notes with a weighted-average interest rate of 6.67%	7.1%	—
$80.0 million of medium-term notes with a weighted-average interest rate of 6.76%	—	9.5%
Note 6 — LEASING ARRANGEMENTS
We lease certain manufacturing facilities, warehouse space, machinery and equipment, automobiles and railcars under operating leases. Rent expense was $20.6 million in 2009, $24.0 million in 2008 and $22.4 million in 2007.
Future minimum lease payments under non-cancelable operating leases with initial lease terms longer than one year as of December 31, 2009 were as follows: 2010 — $19.8 million; 2011 — $15.2 million; 2012 — $11.1 million; 2013 — $6.9 million; 2014 — $5.6 million; and thereafter — $17.0 million.
Note 7 — ACCOUNTS RECEIVABLE
Accounts receivable as of December 31 consist of the following:

(In millions)	2009	2008

Trade accounts receivable	$129.2	$141.6
Retained interest in securitized accounts receivable	151.1	127.2
Allowance for doubtful accounts	(5.9)	(6.7)

	$274.4	$262.1

The following table details the changes in allowance for doubtful accounts:

(In millions)	2009	2008	2007

Balance at beginning of the year	$(6.7)	$(4.8)	$(5.9)
Provision for doubtful accounts	(3.3)	(6.0)	(1.9)
Accounts written off	4.0	4.2	3.3
Translation and other adjustments	0.1	(0.1)	(0.3)

Balance at end of year	$(5.9)	$(6.7)	$(4.8)

Sale of Accounts Receivable — Under the terms of our receivables sale facility, we sell accounts receivable to PolyOne Funding Corporation (PFC) and PolyOne Funding Canada Corporation (PFCC), both wholly-owned, bankruptcy-remote subsidiaries. PFC and PFCC, in turn, may sell an undivided interest in up to $175.0 million and $25.0 million of these accounts receivable, respectively, to certain investors. The receivables sale facility was amended in June 2007 to extend the maturity of the facility to June 2012 and to, among other things, modify certain financial covenants and reduce the cost of utilizing the facility.
As of December 31, 2009 and 2008, accounts receivable totaling $151.1 million and $141.4 million, respectively, were sold by us to PFC and PFCC. The maximum proceeds that PFC and PFCC may receive under the facility is limited to the lesser of $200.0 million or 85% of the eligible domestic and Canadian accounts receivable sold. As of December 31, 2009, neither PFC nor PFCC had sold any of their undivided interests in accounts receivable. As of December 31, 2008, PFC and PFCC had sold $14.2 million of their undivided interests in accounts receivable.
We retain an interest in the difference between the amount of trade receivables sold by us to PFC and PFCC and the undivided interest sold by PFC and PFCC as of December 31, 2009 and 2008. As a result, the interest retained by us is $151.1 million and $127.2 million and is included in accounts receivable on the accompanying consolidated balance sheets as of December 31, 2009 and 2008, respectively.

The receivables sale facility also makes up to $40.0 million available for the issuance of standby letters of credit as a sub-limit within the $200.0 million limit under the facility, of which $12.8 million was used at December 31, 2009. The level of availability under the receivables sale facility is based on the prior month’s total accounts receivable sold to PFC and PFCC, as reduced by outstanding letters of credit. Additionally, availability is dependent upon compliance with a fixed charge coverage ratio covenant related primarily to operating performance that is set forth in the related agreements. As of December 31, 2009, we were in compliance with these covenants. As of December 31, 2009, $112.8 million was available for sale.
We also service the underlying accounts receivable and receive a service fee of 1% per annum on the average daily amount of the outstanding interests in our receivables. The net discount and other costs of the receivables sale facility are included in Other expense, net in the accompanying consolidated statements of operations.
Note 8 — INVENTORIES
As discussed in Note 24, Change in Accounting Principle, effective January 1, 2010, we elected to change our costing method for certain inventories. We applied this change in accounting principle by adjusting all prior periods presented retrospectively. Components of Inventories are as follows:

	December 31,	December 31,
(In millions)	2009	2008

At FIFO cost:
Finished products	$108.4	$128.2
Work in process	2.4	2.1
Raw materials and supplies	72.9	109.9

	$183.7	$240.2

Note 9 — PROPERTY
Components of Property, net are as follows:

	December 31,	December 31,
(In millions)	2009	2008

Land and land improvements	$40.7	$40.7
Buildings	277.0	278.6
Machinery and equipment	916.5	912.0

	1,234.2	1,231.3
Less accumulated depreciation and amortization	(841.8)	(799.3)

	$392.4	$432.0

Depreciation expense was $61.5 million in 2009, $64.7 million in 2008 and $55.3 million in 2007. During 2009 and 2008, we recorded $8.6 million and $6.9 million, respectively, of accelerated depreciation related to the restructuring of certain manufacturing assets, respectively.

Note 10 — OTHER LIABILITIES
Other liabilities at December 31, 2009 and 2008 consist of the following:

	Accrued Expenses		Non-current Liabilities
	December 31,		December 31,
(In millions)	2009	2008	2009	2008

Employment costs	$68.8	$48.1	$22.0	$10.2
Environmental	10.2	14.1	71.5	71.5
Taxes	7.8	5.0	—	—
Post-retirement benefits	4.6	10.1	—	—
Interest	5.2	4.8	—	—
Pension	4.6	4.6	—	—
Employee separation and plant phaseout	5.3	25.5	—	—
Insurance accruals	0.4	0.3	0.8	0.2
Deferred tax liabilities	0.5	—	3.8	—
Other	9.6	5.7	0.5	1.5

	$117.0	$118.2	$98.6	$83.4

Note 11 — EMPLOYEE BENEFIT PLANS
We have several pension plans; however, as of December 31, 2009, only certain foreign plans accrue benefits. The plans generally provide benefit payments using a formula that is based upon employee compensation and length of service. All U.S. defined benefit pension plans are frozen from accruing benefits and are closed to new participants.
On January 15, 2009, we adopted amendments to the Geon Pension Plan (Geon Plan), the Benefit Restoration Plan (BRP), the voluntary retirement savings plan (RSP) and the Supplemental Retirement Benefit Plan (SRP). Effective March 20, 2009, the amendments to the Geon Plan and the BRP permanently froze future benefit accruals and provide that participants will not receive credit under the Geon Plan or the BRP for any eligible earnings paid on or after that date. Additionally, certain benefits provided under the RSP and SRP were eliminated after March 20, 2009. These actions resulted in a reduction of our 2009 annual benefit expense of $3.7 million and are expected to reduce our future pension fund contribution requirements by approximately $20 million.
We also sponsor several unfunded defined benefit post-retirement plans that provide subsidized health care and life insurance benefits to certain retirees and a closed group of eligible employees. On September 1, 2009, we adopted changes to our U.S. postretirement healthcare plan whereby, effective January 1, 2010, the plan, for certain eligible retirees, will be discontinued, and benefits will be phased out through December 31, 2012. Only certain employees hired prior to December 31, 1999 are eligible to participate in our subsidized post-retirement health care and life insurance plans. These amendments resulted in a curtailment gain of $21.1 million in our 2009 results and decreased the accumulated pension benefit obligation by $58.1 million.

The following tables present the change in benefit obligation, change in plan assets and components of funded status for defined benefit pension and post-retirement health care benefit plans. Actuarial assumptions that were used are also included.

	Pension Benefits		Health Care Benefits
(In millions)	2009	2008	2009	2008

Change in benefit obligation:
Projected benefit obligation — beginning of year	$501.2	$487.1	$91.0	$91.5
Service cost	1.4	1.3	0.1	0.3
Interest cost	30.7	32.4	4.1	5.5
Participant contributions	0.1	—	5.9	6.0
Benefits paid	(38.9)	(37.0)	(10.9)	(12.1)
Plan amendments/settlements	(18.0)	2.2	(58.1)	6.1
Change in discount rate and other	22.2	15.2	(5.5)	(6.3)

Projected benefit obligation — end of year	$498.7	$501.2	$26.6	$91.0
Projected salary increases	2.1	19.9	—	—

Accumulated benefit obligation	$496.6	$481.3	$26.6	$91.0

Change in plan assets:
Plan assets — beginning of year	$271.9	$401.3	$—	$—
Actual return on plan assets	63.7	(120.8)	—	—
Company contributions	23.5	29.8	5.0	6.1
Plan participants’ contributions	0.1	—	5.9	6.0
Benefits paid	(38.9)	(37.0)	(10.9)	(12.1)
Other	0.3	(1.4)	—	—

Plan assets — end of year	$320.6	$271.9	$—	$—

Under-funded status at end of year	$(178.1)	$(229.3)	$(26.6)	$(91.0)

Plan assets of $320.6 million and $271.9 million as of December 31, 2009 and 2008, respectively, relate to our funded pension plans that have a projected benefit obligation of $455.4 million and $458.1 million as of December 31, 2009 and 2008, respectively. As of December 31, 2009 and 2008, we are 70% and 59% funded, respectively, in regards to these plans and their respective projected benefit obligation.
Amounts included in the accompanying consolidated balance sheets are as follows:

	Pension Benefits		Health Care Benefits
(In millions)	2009	2008	2009	2008

Other non-current assets	$0.3	$0.3	$—	$—
Current liabilities	5.0	4.6	4.6	10.1
Long-term liabilities	173.4	225.0	22.0	80.9
Amounts recognized in AOCI:

	Pension Benefits		Health Care Benefits
(In millions)	2009	2008	2009	2008

Net loss	$229.0	$279.4	$8.9	$15.7
Prior service loss (credit)	1.2	1.2	(52.3)	(24.4)

	$230.2	$280.6	$(43.4)	$(8.7)

Change in AOCI:

	Pension Benefits		Health Care Benefits
(In millions)	2009	2008	2009	2008

AOCI in prior year	$280.6	$114.8	$(8.7)	$(13.8)
Prior service (cost) credit recognized during year	(0.5)	(0.2)	30.3	5.5
Prior service (cost) credit occurring in the year	0.5	1.9	(58.1)	6.1
Net loss (gain) recognized during the year	(12.0)	(7.7)	(0.6)	(1.1)
Net (gain) loss occurring in the year	(38.5)	172.1	(6.4)	(4.8)
Other adjustments	0.1	(0.3)	0.1	(0.6)

AOCI in current year	$230.2	$280.6	$(43.4)	$(8.7)

As of December 31, 2009 and 2008, we had plans with total projected and accumulated benefit obligations in excess of the related plan assets as follows:

	Pension Benefits		Health Care Benefits
(In millions)	2009	2008	2009	2008

Projected benefit obligation	$497.9	$499.6	$26.6	$91.0
Accumulated benefit obligation	495.9	480.2	26.6	91.0
Fair value of plan assets	319.6	270.4	—	—

	Pension Benefits		Health Care Benefits
	2009	2008	2009	2008

Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	6.17%	6.62%	5.61%	6.65%
Rate of compensation increase	3.5%	3.5%	—	—
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	—	—	9.25%	9.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	—	—	2016	2015
Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following impact:

	One Percentage	One Percentage
(In millions)	Point Increase	Point Decrease

Effect on total of service and interest cost	$0.2	$(0.2)
Effect on post-retirement benefit obligation	1.2	(1.1)
An expected return on plan assets of 8.5% will be used to determine the 2010 pension expense. The expected long-term rate of return on pension assets was determined after considering the historical experience of long-term asset returns by asset category, the expected investment portfolio mix by category of asset and estimated future long-term investment returns.
The following table summarizes the components of net period benefit cost that was recognized during each of the years in the three-year period ended December 31, 2009. Actuarial assumptions that were used are also included.

	Pension Benefits			Health Care Benefits
(In millions)	2009	2008	2007	2009	2008	2007

Components of net periodic benefit costs:
Service cost	$1.4	$1.3	$1.1	$0.1	$0.3	$0.4
Interest cost	30.7	32.4	30.1	4.1	5.5	5.2
Expected return on plan assets	(21.8)	(33.4)	(31.8)	—	—	—
Amortization of net loss	12.1	7.5	9.6	0.6	1.2	1.7
Curtailment (gain) loss and settlement charges	(0.8)	0.5	0.3	(21.1)	—	—
Amortization of prior service credit (cost)	0.8	0.2	(0.1)	(9.1)	(5.6)	(5.8)

	$22.4	$8.5	$9.2	$(25.4)	$1.4	$1.5

	Pension Benefits			Health Care Benefits
	2009	2008	2007	2009	2008	2007

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:
Discount rate	6.61%	6.78%	6.07%	6.50%	6.61%	6.02%
Expected long-term return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	3.5%	3.5%	3.5%	—	—	—
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	—	—	—	9.25%	9.25%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	5.00%	5.00%	5.25%
Year that the rate reaches the ultimate trend rate	—	—	—	2015	2015	2013
The amounts in accumulated other comprehensive income that are expected to be amortized as net expense (income) during fiscal year 2010 are as follows:

(In millions)	Pension Benefits	Health Care Benefits

Amount of net prior service credit	$0.8	$(17.4)
Amount of net loss	9.3	0.7
Our pension asset investment strategy is to diversify the asset portfolio among and within asset categories to enhance the portfolio’s risk-adjusted return. Our portfolio asset mix also considers the duration of plan liabilities, historical and expected returns of the asset investments, and the funded status of the plan. The pension asset allocation is reviewed and actively managed based on the funded status of the plan. As the funded status of the plan increases, the asset allocation is adjusted to decrease the level of risk. Based on the current funded status of the plan, our pension asset investment allocation guidelines are to invest 40% to 75% in equity securities, 15% to 45% in fixed income securities and 10% to 30% in alternative investments. These alternative investments may include funds of multiple asset investment strategies and funds of hedge funds.
Details of the pension plan assets as of December 31, 2009 and 2008 are listed below. The fair value of the plan assets are presented using a three-tier hierarchy. The hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market and are based on the following:
Level 1 — quoted prices in active markets for identical instruments and are the most observable
Level 2 — other significant observable inputs including quoted prices for similar assets and observable inputs such as interest rates, foreign currency exchange rates, commodity rates and yield curves
Level 3 — significant unobservable inputs (including the fund’s own judgments about the assumptions market participants would use in pricing the investment)

	Fair Value of Plan Assets at December 31, 2009
(In millions)	Level 1	Level 2	Level 3	Total

Asset category
Cash	$14.4	$—	$—	$14.4
Large cap equity funds	38.9	—	—	38.9
Mid cap equity funds	32.4	—	—	32.4
Small cap equity funds	28.4	—	—	28.4
Global equity funds	109.8	—	—	109.8
Fixed income funds	48.3	—	—	48.3
Multi-asset mutual fund	22.2	—	—	22.2
Floating rate income fund	11.0	—	—	11.0
Fund of hedge funds	—	—	15.2	15.2

Total plan assets	$305.4	$—	$15.2	$320.6

Large cap equity funds invest in publicly-traded equity securities of companies with a market capitalization typically in excess of $10 billion with a focus on growth or value. Mid cap equity funds invest in publicly-traded equity securities of companies with a market capitalization typically greater than $2 billion but less than $10 billion with a focus on growth or value. Small cap equity funds invest in publicly-traded equity securities of companies with a market capitalization typically less than $2 billion with a focus on growth or value. Global equity funds invest in publicly-traded equity securities of companies domiciled in the U.S., developed international countries, and emerging markets typically with a market capitalization greater than $2 billion with a focus on growth or value. Fixed income funds invest primarily in investment grade fixed income securities. The multi-asset mutual fund strategy is based on a diverse range of investments including, but not limited to, investment grade and high yield bonds, international and emerging market bonds, inflation-indexed bonds, equities and commodities. The floating rate income fund strategy is to invest primarily in a diversified portfolio of first and second lien high-yield senior floating rate loans and other floating rate debt securities.
Included in our Level 3 assets are investments in funds of hedge funds. The strategy of these investments is to achieve a return in excess of LIBOR by a margin of five hundred basis points annualized over a full market cycle by investing in 25 or more sub-hedge funds with a wide variety of different investment strategies. These investment funds use unobservable inputs that reflect assumptions market participants would be expected to use in pricing the asset. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available and are developed based on the best information available under the circumstances. In developing unobservable inputs, market participant assumptions are used if they are reasonably available without undue cost and effort. Due to liquidity restrictions related to these investments, the plan redeemed one of the fund of hedge funds investments in 2009, and the remaining fund of hedge funds investment has been scheduled to be redeemed in 2010.

The following table is a reconciliation of our beginning and ending balances of our Level 3 assets for 2009:

(In millions)

Level 3 plan assets — beginning of year	$37.0
Return on plan assets still held at year end	3.1
Return on plan assets sold during the year	(0.3)
Purchases, sales and settlements, net	(24.6)

Level 3 plan assets — end of year	15.2

The estimated future benefit payments for our pension and health care plans are as follows:

			Medicare
	Pension	Health Care	Part D
(In millions)	Benefits	Benefits	Subsidy

2010	$37.6	$4.6	$0.2
2011	38.1	3.6	0.2
2012	37.8	2.9	0.1
2013	38.0	2.2	0.1
2014	38.2	2.1	0.1
2015 through 2019	195.1	9.1	0.6

We currently estimate that 2010 employer contributions will be $20.8 million to all qualified and nonqualified pension plans and $4.6 million to all health care benefit plans.
We sponsor a voluntary retirement savings plan (RSP). Under the provisions of this plan, eligible employees receive defined Company contributions of 2% of their eligible earnings plus they are eligible for Company matching contributions based on the first 6% of their eligible earnings contributed to the plan. In addition, we may make discretionary contributions to this plan for eligible employees based on a specific percentage of each employee’s compensation.
Following are our contributions to the RSP:

(In millions)	2009	2008	2007

Retirement savings match	$5.8	$6.0	$5.7
Retirement benefit contribution	3.7	4.8	4.9

	$9.5	$10.8	$10.6

Note 12 — COMMITMENTS AND RELATED-PARTY INFORMATION
Environmental — We have been notified by U.S. federal and state environmental agencies and by private parties that we may be a potentially responsible party (PRP) in connection with the investigation and remediation of a number of environmental waste disposal sites. While government agencies frequently assert that PRPs are jointly and severally liable at these sites, in our experience, interim and final allocations of liability costs are generally made based on the relative contribution of waste. We believe that our potential continuing liability with respect to these sites will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. In addition, we initiate corrective and preventive environmental projects of our own to ensure safe and lawful activities at our operations. We believe that compliance with current governmental regulations at all levels will not have a material adverse effect on our financial condition.
In September 2007, we were informed of rulings by the United States District Court for the Western District of Kentucky on several pending motions in the case of Westlake Vinyls, Inc. v. Goodrich Corporation, et al., which has been pending since 2003. The Court held that PolyOne must pay the remediation costs at the former Goodrich Corporation (now Westlake Vinyls, Inc.) Calvert City facility, together with certain defense costs of Goodrich Corporation. The rulings also provided that PolyOne can seek indemnification for contamination attributable to Westlake Vinyls.
The environmental obligation at the site arose as a result of an agreement by our predecessor, The Geon Company, at the time of its spin-off from Goodrich Corporation in 1993, to indemnify Goodrich Corporation for environmental costs at the site. Neither PolyOne nor The Geon Company ever owned or operated the facility. Following the Court rulings, the parties to the litigation entered into settlement negotiations and agreed to settle all claims regarding past environmental costs incurred at the site. Subject to applicable insurance recoveries, we recorded a charge of $15.6 million and made payments, net of related receipts of $18.8 million, in 2007 for past remediation activities related to these Court rulings.
Based on these same Court rulings and the settlement agreement, we adjusted our environmental reserve for future remediation costs, a portion of which already related to the Calvert City site, resulting in a charge of $28.8 million in 2007. The settlement agreement provides a mechanism to allocate future remediation costs at the Calvert City facility to Westlake Vinyls, Inc. We will adjust our environmental reserve in the future, consistent with any such future allocation of costs.
Based on estimates prepared by our environmental engineers and consultants, we had accruals, totaling $81.7 million as of December 31, 2009 and $85.6 million as of December 31, 2008 for probable future environmental expenditures relating to previously contaminated sites. These accruals are included in Accrued expenses and Other non-current liabilities on the accompanying consolidated balance sheets. The accruals represent our best estimate of the remaining probable remediation costs, based upon information and technology that is currently available and our view of the most likely remedy. Depending upon the results of future testing, the ultimate remediation alternatives undertaken, changes in regulations, new information, newly discovered conditions and other factors, it is reasonably possible that we could incur additional costs in excess of the accrued amount at December 31, 2009. However, such additional costs, if any, cannot be currently estimated. Our estimate of this liability may be revised as new regulations or technologies are developed or additional information is obtained. These remediation costs are expected to be paid over the next 30 years.
The following table details the changes in the environmental accrued liabilities:

(In millions)	2009	2008	2007

Balance at beginning of the year	$85.6	$83.8	$59.5
Environmental remediation (benefit) expenses, net of recoveries	(12.2)	15.6	48.8
Cash receipts (payments), net of insurance recoveries	7.6	(12.6)	(25.5)
Translation and other adjustments	0.7	(1.2)	1.0

Balance at end of year	$81.7	$85.6	$83.8

Our environmental expense is presented net of insurance and other recoveries of $23.9 million in 2009 and $1.5 million in 2008 and is included in Cost of sales in the accompanying consolidated statements of operations. There were no insurance recoveries during 2007. In 2009, we received $23.9 million from our former parent company as partial reimbursement of certain previously incurred environmental remediation costs. In 2007, environmental expense included the $15.6 million charge related to the settlement agreement and the $28.8 million reserve adjustment discussed above.
Guarantees — We guarantee $48.8 million of SunBelt’s outstanding senior secured notes in connection with the construction of a chlor-alkali facility in McIntosh, Alabama. This debt matures in equal installments annually until 2017.
Related-Party Transactions — We purchase a substantial portion of our PVC resin and all of our vinyl chloride monomer (VCM) raw materials under supply agreements with OxyVinyls. We have also entered into various service agreements with OxyVinyls. We sold our 24% equity interest in OxyVinyls on July 6, 2007. Purchases of raw materials from OxyVinyls were $152 million for the six months ended June 30, 2007.
Note 13 — OTHER EXPENSE, NET
Other expense, net for the years ended December 31, 2009, 2008 and 2007 consist of the following:

(In millions)	2009	2008	2007

Currency exchange gain (loss)	$(0.1)	$1.2	$(5.0)
Foreign exchange contracts (loss) gain	(7.9)	(1.3)	0.7
Discount on sale of trade receivables	(1.3)	(3.6)	(2.0)
Impairment of available for sale security	—	(0.6)	—
Other expense, net	(0.3)	(0.3)	(0.3)

	$(9.6)	$(4.6)	$(6.6)

Note 14 — INCOME TAXES
For financial statement reporting purposes, income before income taxes is summarized below based on the geographic location of the operation to which such earnings are attributable. Certain foreign operations are branches of PolyOne and are, therefore, subject to United States (U.S.) as well as foreign income tax regulations. As a result, pre-tax income by location and the components of income tax expense by taxing jurisdiction are not directly related.
Income (loss) before income taxes and discontinued operations for the periods ended December 31, 2009, 2008 and 2007 consists of the following:

(In millions)	2009	2008	2007

Domestic	$33.3	$(143.4)	$(47.8)
Foreign	2.9	(32.3)	25.3

	$36.2	$(175.7)	$(22.5)

A summary of income tax (expense) benefit for the periods ended December 31, 2009, 2008 and 2007 is as follows:

(In millions)	2009	2008	2007

Current:
Federal	$4.0	$—	$(3.3)
State	4.3	(3.9)	(3.2)
Foreign	10.9	(8.5)	(6.8)

Total current	$19.2	$(12.4)	$(13.3)
Deferred:
Federal	$(1.7)	$(72.3)	$52.0
State	—	(2.3)	2.4
Foreign	(4.2)	2.5	(0.8)

Total deferred	$(5.9)	$(72.1)	$53.6

Total tax benefit (expense)	$13.3	$(84.5)	$40.3

The principal items accounting for the difference in income taxes computed at the U.S. statutory rate for the periods ended December 31, 2009, 2008 and 2007 are as follows:

(In millions)	2009	2008	2007

Computed tax (expense) benefit at 35% of income (loss) from continuing operations before taxes	$(12.7)	$61.5	$7.9
State tax, net of federal benefit	3.1	(2.4)	(0.5)
Differences in rates of foreign operations	4.5	1.2	2.6
Changes in valuation allowances	16.6	(90.3)	(1.0)
Impact from sale of interest in OxyVinyls	—	—	31.5
Impact of goodwill impairment charge	0.6	(54.2)	—
Recognition of uncertain tax positions	1.2	(0.3)	—
Other, net	—	—	(0.2)

Income tax benefit (expense)	$13.3	$(84.5)	$40.3

We have U.S. federal net operating loss carryforwards of $66.0 million, which expire at various dates from 2024 through 2028 and combined state net operating loss carryforwards of $314.6 million, which expire at various dates from 2010 through 2029. Various foreign subsidiaries have net operating loss carryforwards totaling $34.5 million, which expire at various dates from 2010 through 2019. We have provided valuation allowances of $42.9 million against many loss carryforwards.

Components of our deferred tax liabilities and assets as of December 31, 2009 and 2008 were as follows:

(In millions)	2009	2008

Deferred tax liabilities:
Tax over book depreciation	$26.2	$36.6
Intangibles	2.8	2.9
Equity investments	—	1.7
Other, net	17.6	20.7

Total deferred tax liabilities	$46.6	$61.9

Deferred tax assets:
Equity investments	$1.6	$—
Post-retirement benefits other than pensions	9.7	36.1
Employment cost and pension	61.0	77.7
Environmental	28.1	29.4
Net operating loss carryforward	32.7	41.9
State taxes	20.6	22.7
Alternative minimum tax credit carryforward	8.3	12.5
Other, net	12.4	15.0

Total deferred tax assets	$174.4	$235.3
Tax valuation allowance	(124.0)	(171.9)

Net deferred tax assets	$3.8	$1.5

The deferred asset related to state taxes and the related valuation allowance were each increased from amounts previously reported by $18.4 million associated with state net operating losses in states in which realization of the related tax benefits do not meet the more likely than not threshold.
No provision has been made for income taxes on undistributed earnings of consolidated non-United States subsidiaries of $151 million at December 31, 2009 since it is our intention to indefinitely reinvest undistributed earnings of our foreign subsidiaries. It is not practicable to estimate the additional income taxes and applicable foreign withholding taxes that would be payable on the remittance of such undistributed earnings.
We received worldwide income tax refunds of $0.2 million in 2009, net of payments of $15.3 million. Worldwide income tax payments in 2008 and 2007 were $9.6 million and $18.3 million, respectively.
As of December 31, 2009, we have an $8.0 million liability for uncertain tax positions all of which, if recognized, would impact the effective tax rate. We expect that the amount of uncertain tax positions will change in the next twelve months due to the resolution of an income tax audit in a foreign jurisdiction.
We recognize interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2009 and December 31, 2008, we have accrued $0.6 million and $2.5 million of interest and penalties, respectively.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Unrecognized Tax Benefits
(In millions)	2009	2008

Balance as of January 1	$6.3	$6.0
Additions based on tax positions related to the current year	0.9	—
Additions for tax positions of prior years	7.1	0.3
Reductions for tax positions of prior years	(6.0)	—
Settlements	(0.3)	—

Balance as of December 31	$8.0	$6.3

We are no longer subject to U.S. income tax examinations for periods preceding 2005, and with limited exceptions, for periods preceding 2002 for both foreign and state and local tax examinations.

Note 15 — SHARE-BASED COMPENSATION
Share-based compensation cost is based on the value of the portion of share-based payment awards that are ultimately expected to vest during the period. Share-based compensation cost recognized in the accompanying consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 includes compensation cost for share-based payment awards based on the grant date fair value estimated in accordance with the provision of FASB ASC Topic 718, Compensation — Stock Compensation. Because share-based compensation expense recognized in the accompanying consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. We estimate forfeitures at the time of grant and revise that estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
We have one active share-based compensation plan, which is described below. Share-based compensation is included in Selling and administrative in the accompanying consolidated statements of operations. A summary of compensation expense by type of award follows:

(In millions)	2009	2008	2007

Stock appreciation rights	$1.2	$1.5	$4.1
Restricted stock units	1.3	0.8	—
Restricted stock awards	0.1	0.7	0.7
Performance shares	—	—	(0.5)

Total share-based compensation	$2.6	$3.0	$4.3

2008 Equity and Performance Incentive Plan
In May 2008, our shareholders approved the PolyOne Corporation 2008 Equity and Performance Incentive Plan (2008 EPIP). This plan replaced the 2005 Equity and Performance Incentive Plan (2005 EPIP). The 2005 EPIP was frozen upon the approval of the 2008 EPIP in May 2008. The 2008 EPIP provides for the award of a variety of share-based compensation alternatives, including non-qualified stock options, incentive stock options, restricted stock, restricted stock units (RSUs), performance shares, performance units and stock appreciation rights (SARs). A total of five million shares of common stock have been reserved for grants and awards under the 2008 EPIP. It is anticipated that all share-based grants and awards that are earned and exercised will be issued from shares of PolyOne common stock that are held in treasury.
Stock Appreciation Rights
During the years ended December 31, 2009, 2008 and 2007, the total number of SARs granted were 1,411,000, 1,094,400 and 1,626,900, respectively. The 2009 awards vest in one-third increments annually over a three-year service period and the achievement of certain stock price targets. The 2008 awards vest in one-third increments annually over a three-year service period. The 2007 awards vest based on a service period of one year and the achievement of certain stock price targets. All SARs expire seven years after the date of grant.
The SARs granted during 2009 and 2007 were valued using a Monte Carlo simulation method as the vesting is dependent on the achievement of certain stock price targets. The expected term of options granted was set equal to the midpoint between the vesting and expiration dates for each grant. The expected volatility was determined based on the average weekly volatility for our common stock for the contractual life of the awards. Dividends were not included in this calculation because we do not currently pay dividends. The risk-free rate of return was based on available yields on U.S. Treasury bills of the same duration as the contractual life of the awards. Forfeitures were estimated at 3% per year based on our historical experience.
The SARs granted during 2008 were valued using the Black-Scholes method as the awards only have time-based vesting requirements. The expected term of SARs granted was determined based on the “simplified method” described in Staff Accounting Bulletin (SAB) Topic 14.D.2, which is permitted if historical exercise experience is not sufficient. The expected volatility was determined based on the average weekly volatility for our common stock for the expected term of the awards. Dividends were not included in this calculation because we do not currently pay dividends. The risk-free rate of return was based on available yields on U.S. Treasury bills of the same duration as the expected option term. Forfeitures were estimated at 3% per year based on our historical experience.

The following is a summary of the assumptions related to the grants issued during 2009, 2008 and 2007:

	2009	2008	2007

Expected volatility (weighted-average)	49.7%	36.9%	44.1%
Expected dividends	—	—	—
Expected term (in years)	4.5 — 5.6	4.5	4.0 — 4.4
Risk-free rate	3.25%	2.48% — 3.08%	3.88% — 4.30%
Value of SARs granted	$0.61 — $0.68	$2.26 — $2.68	$2.68 — $3.05
A summary of SAR activity under the 2008 EPIP as of December 31, 2009 and during 2009 is presented below:

		Weighted-Average	Weighted-Average	Aggregate
(Shares in thousands, dollars in millions, except per share data)		Exercise Price	Remaining	Intrinsic
Stock Appreciation Rights	Shares	Per Share	Contractual Term	Value

Outstanding as of January 1, 2009	4,015	$7.18
Granted	1,411	1.43
Exercised	(1)	6.77
Forfeited or expired	(215)	6.36

Outstanding as of December 31, 2009	5,210	5.66	4.33 years	$10.8

Vested and exercisable as of December 31, 2009	2,762	7.14	3.47 years	$1.9

The weighted-average grant date fair value of SARs granted during 2009, 2008 and 2007 was $0.65, $2.28, and $2.74, respectively. The total intrinsic value of SARs that were exercised during 2009, 2008 and 2007 was less than $0.1 million for each year. As of December 31, 2009, there was $1.4 million of total unrecognized compensation cost related to SARs, which is expected to be recognized over the next 28 months.
Restricted Stock Units
During 2009, 810,100 RSU’s were granted to key employees. A RSU represents a contingent right to receive one share of our common stock at a future date provided there is a continuous three-year service period and the achievement of certain stock price targets. The RSUs were valued using a Monte Carlo simulation method as the award is dependent on the achievement of certain stock price targets. The expected term of the awards granted was set at three years, consistent with the performance period of the awards. The expected volatility was determined to be 53.3% based on the three-year historical average weekly volatility for our common stock. Dividends were not included in this calculation because we do not currently pay dividends. The risk-free rate of return was estimated as 1.5% based on available yields on U.S. Treasury bills for three-years as of the grant date of the awards. Forfeitures were estimated at 3% per year based on our historical experience.
During 2008, RSUs were granted to executives and other key employees. The only attainment requirement for the 2008 awards is a continuous three-year service period. Compensation expense is measured on the grant date using the quoted market price of our common stock and is recognized on a straight-line basis over the requisite service period.
As of December 31, 2009, 1,258,392 RSUs remain unvested with a weighted-average grant date fair value of $3.30 and a weighted-average remaining contractual term of 22 months. Unrecognized compensation cost for RSUs at December 31, 2009 was $1.9 million.
Restricted Stock Awards
In 2007, we issued restricted stock as part of the compensation package for executives and other key employees. The value of the restricted stock was established using the market price of our common stock on the date of grant. Compensation expense is being recorded on a straight-line basis over the three-year cliff vesting period of the restricted stock. As of December 31, 2009, 12,100 shares of restricted stock remain unvested with a weighted-average grant date fair value of $7.28 and a weighted-average remaining contractual term of ten months. Unrecognized compensation cost for restricted stock awards as of December 31, 2009 was less than $0.1 million.
Stock Options
Our incentive stock plans previously provided for the award or grant of options to purchase our common stock. Options were granted in 2004 and prior years. Options granted generally became exercisable at the rate of 35% after one year, 70% after two years and

100% after three years. The term of each option does not extend beyond 10 years from the date of grant. All options were granted at 100% or greater of market value (as defined) on the date of the grant.
A summary of option activity as of December 31, 2009 and changes during 2009 follows:

		Weighted-Average	Weighted-Average	Aggregate
(Shares in thousands, dollars in millions, except per share data)		Exercise Price Per	Remaining	Intrinsic
Options	Shares	Share	Contractual Term	Value

Outstanding as of January 1, 2009	3,377	$11.43
Exercised	—	—
Forfeited or expired	(1,550)	13.57

Outstanding, vested and exercisable as of December 31, 2009	1,827	10.10	1.36 years	$0.4

No stock options were exercised during 2009. The total intrinsic value of stock options that were exercised during 2008 and 2007 was $0.4 million and $0.2 million, respectively. Cash received during 2008 and 2007 from the exercise of stock options was $1.1 million and $1.2 million, respectively.
Note 16 — SEGMENT INFORMATION
A segment is a component of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.
Effective January 1, 2010, we announced a new global organization structure that will help us better serve our global customers, drive our earnings growth, better execute the four pillars of our strategy, and leverage our strong geographic footprint. As a result, our former International Color and Engineered Materials operating segment has been split and is now reported within the Global Specialty Engineered Materials operating segment and the Global Color, Additives and Inks operating segment. In addition, our former Resin and Intermediates segment is now referred to as the SunBelt Joint Venture. As a result of these changes, we now have five reportable segments: (1) Global Color, Additives and Inks; (2) Global Specialty Engineered Materials; (3) Performance Products and Solutions; (4) PolyOne Distribution; and (5) SunBelt Joint Venture.
As a result of these changes to PolyOne’s segment structure, all prior period segment information was reclassified to conform to the current presentation. These changes did not impact total segment results.
Operating income is the primary measure that is reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance. Operating income at the segment level does not include: corporate general and administrative costs that are not allocated to segments; intersegment sales and profit eliminations; charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; share-based compensation costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; and certain other items that are not included in the measure of segment profit or loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.
Segment assets are primarily customer receivables, inventories, net property, plant and equipment, and goodwill. Intersegment sales are generally accounted for at prices that approximate those for similar transactions with unaffiliated customers. Corporate and eliminations includes cash, sales of accounts receivable, retained assets and liabilities of discontinued operations, and other unallocated corporate assets and liabilities. The accounting policies of each segment are consistent with those described in Note 1, Summary of Significant Accounting Policies. Following is a description of each of our five reportable segments.
Global Specialty Engineered Materials
The Global Specialty Engineered Materials operating segment is a leading provider of custom plastic compounding services and solutions for processors of thermoplastic materials across a wide variety of markets and end-use applications including those that currently employ traditional materials such as metal. Global Specialty Engineered Materials’ product portfolio, one of the broadest in our industry, includes standard and custom formulated high-performance polymer compounds that are manufactured using a full range of thermoplastic compounds and elastomers, which are then combined with advanced polymer additive, reinforcement, filler, colorant and/or biomaterial technologies. We provide solutions that meet our customers’ demands for both global and local manufacturing, service and technical support. The Global Specialty Engineered Materials operating segment combines the strong regional heritage of our engineered materials operations to create global capabilities with plants, sales and service facilities located throughout North America, Europe and Asia.
With a depth of compounding expertise, we are able to expand the performance range and structural properties of traditional engineering-grade thermoplastic resins that meet our customers’ unique performance requirements. Our product development and application reach is further enhanced by the capabilities of our North American Engineered Materials Solutions Center, which produces and evaluates prototype and sample parts to help assess end-use performance and guide product development. Our manufacturing capabilities are targeted at meeting our customers’ demand for speed, flexibility and critical quality.
This segment also includes GLS Corporation (GLS), which we acquired in January 2008. GLS is a global developer of innovative thermoplastic elastomer (TPE) compounds and offers the broadest range of soft-touch TPE materials in the industry.
Global Color, Additives and Inks
The Global Color, Additives and Inks operating segment is a leading provider of specialized color and additive concentrates as well as inks and latexes with plants, sales and service facilities located throughout North America, Europe and Asia.
Color and additive products include an innovative array of colors, special effects and performance-enhancing and eco-friendly solutions. Our color masterbatches contain a high concentration of color pigments and/or additives that are dispersed in a polymer carrier medium and are sold in pellet, liquid, flake or powder form. When combined with non pre-colored base resins, our colorants help our customers achieve a wide array of specialized colors and effects that are targeted at the demands of today’s highly design-oriented consumer and industrial end markets. Our additive masterbatches encompass a wide variety of performance enhancing characteristics and are commonly categorized by the function that they perform, such as UV stabilization, anti-static, chemical blowing, antioxidant and lubricant, and processing enhancement. We provide solutions that meet our customers’ demands for both global and local manufacturing, service and technical support.
Our colorant and additives masterbatches are used in most plastics manufacturing processes, including injection molding, extrusion, sheet, film, rotational molding and blow molding throughout the plastics industry, particularly in the packaging, transportation, consumer, outdoor decking, pipe and wire and cable markets. They are also incorporated into such end-use products as stadium seating, toys, housewares, vinyl siding, pipe, food packaging and medical packaging.
This segment also provides custom-formulated liquid systems that meet a variety of customer needs and chemistries, including vinyl, natural rubber and latex, polyurethane and silicone. Products include proprietary fabric screen-printing inks and latexes for diversified markets that range from recreational and athletic apparel, construction and filtration to outdoor furniture and healthcare. In addition, we have a 50% interest in BayOne, a joint venture between PolyOne and Bayer Corporation, which sells liquid polyurethane systems into many of the same markets.
Performance Products and Solutions
The Performance Products and Solutions operating segment is a global leader offering an array of products and services for vinyl coating, molding and extrusion processors. Our product offerings include: rigid, flexible and dry blend vinyl compounds; industry-leading dispersion, blending and specialty suspension grade vinyl resins; and specialty coating materials based largely on vinyl. These products are sold to a wide variety of manufacturers of plastic parts and consumer-oriented products. We also offer a wide range of services to the customer base utilizing these products to meet the ever changing needs of our multi-market customer base. These services include materials testing and component analysis, custom compound development, colorant and additive services, design assistance, structural analyses, process simulations and extruder screw design.
Much of the revenue and income for Performance Products and Solutions is generated in North America. However, sales in Asia and Europe constitute a minor but growing portion of this segment. In addition, we owned 50% of a joint venture producing and marketing vinyl compounds in Latin America through the disposition date of October 13, 2009.
Vinyl is one of the most widely used plastics, utilized in a wide range of applications in building and construction, wire and cable, consumer and recreation markets, transportation, packaging and healthcare. Vinyl resin can be combined with a broad range of additives, resulting in performance versatility, particularly when fire resistance, chemical resistance or weatherability is required. We believe we are well-positioned to meet the stringent quality, service and innovation requirements of this diverse and highly competitive marketplace.

This operating segment also includes Producer Services, which offers custom compounding services to resin producers and processors that design and develop their own compound and masterbatch recipes. Customers often require high quality, cost effective and confidential services. As a strategic and integrated supply chain partner, Producer Services offers resin producers a way to develop custom products for niche markets by using our compounding expertise and multiple manufacturing platforms.
PolyOne Distribution
The PolyOne Distribution operating segment distributes more than 3,500 grades of engineering and commodity grade resins, including PolyOne-produced compounds, to the North American market. These products are sold to over 5,000 custom injection molders and extruders who, in turn, convert them into plastic parts that are sold to end-users in a wide range of industries. Representing over 20 major suppliers, we offer our customers a broad product portfolio, just-in-time delivery from multiple stocking locations and local technical support.
SunBelt Joint Venture
The results of our SunBelt Joint Venture are reported using the equity method. Formerly referred to as Resin and Intermediates, this segment consists entirely of our 50% equity interest in SunBelt in 2009 and 2008, and through its disposition date of July 6, 2007 also consisted of our former 24% equity interest in OxyVinyls LP (OxyVinyls). SunBelt, a producer of chlorine and caustic soda, is a partnership with Olin Corporation. OxyVinyls, a producer of PVC resins, VCM and chlorine and caustic soda, was a partnership with Occidental Chemical Corporation. In 2009, SunBelt had production capacity of approximately 320 thousand tons of chlorine and 358 thousand tons of caustic soda. Most of the chlorine manufactured by SunBelt is consumed by OxyVinyls to produce PVC resin. Caustic soda is sold on the merchant market to customers in the pulp and paper, chemical, building and construction and consumer products industries.
Financial information by reportable segment, adjusted to reflect our new segment reporting structure and change in accounting principle follows, is as follows:

Year Ended December 31, 2009	Sales to External			Operating	Depreciation and	Capital	Total
(In millions)	Customers	Intersegment Sales	Total Sales	Income (Loss)	Amortization	Expenditures	Assets

Global Specialty Engineered Materials	$379.1	$23.8	$402.9	$20.6	$13.2	$5.3	$324.1
Global Color, Additives and Inks	458.0	1.8	459.8	25.2	15.8	11.9	344.7
Performance Products and Solutions	600.5	67.2	667.7	33.1	22.3	11.5	282.6
PolyOne Distribution	623.1	2.0	625.1	24.8	1.3	0.3	152.9
SunBelt Joint Venture	—	—	—	25.5	0.3	—	2.0
Corporate and eliminations	—	(94.8)	(94.8)	(49.1)	11.9	2.7	309.7

Total	$2,060.7	$—	$2,060.7	$80.1	$64.8	$31.7	$1,416.0

Year Ended December 31, 2008	Sales to External			Operating	Depreciation and	Capital	Total
(In millions)	Customers	Intersegment Sales	Total Sales	Income (Loss)	Amortization	Expenditures	Assets

Global Specialty Engineered Materials	$484.7	$29.3	$514.0	$17.6	$12.9	$7.1	$360.1
Global Color, Additives and Inks	551.5	2.8	554.3	28.1	17.5	12.3	355.7
Performance Products and Solutions	910.9	90.5	1,001.4	31.3	24.9	14.7	343.6
PolyOne Distribution	791.6	5.1	796.7	28.1	1.7	0.1	149.8
SunBelt Joint Venture	—	—	—	28.6	0.2	—	7.3
Corporate and eliminations	—	(127.7)	(127.7)	(267.6)	10.8	8.3	103.6

Total	$2,738.7	$—	$2,738.7	$(133.9)	$68.0	$42.5	$1,320.1

Year Ended December 31, 2007	Sales to External			Operating	Depreciation and	Capital	Total
(In millions)	Customers	Intersegment Sales	Total Sales	Income (Loss)	Amortization	Expenditures	Assets

Global Specialty Engineered Materials	$358.2	$26.2	$384.4	$4.9	$9.5	$3.1	$219.8
Global Color, Additives and Inks	559.3	1.2	560.5	25.7	17.6	20.9	429.0
Performance Products and Solutions	985.6	101.2	1,086.8	65.8	23.7	14.4	585.0
PolyOne Distribution	739.6	4.7	744.3	22.1	1.7	0.1	175.2
SunBelt Joint Venture	—	—	—	34.8	0.2	—	4.5
Corporate and eliminations	—	(133.3)	(133.3)	(109.5)	4.7	4.9	216.5

Total	$2,642.7	$—	$2,642.7	$43.8	$57.4	$43.4	$1,630.0

Performance Products and Solutions also includes our former equity investment in GPA (owned 50%) through its disposition date of October 13, 2009. For 2009, 2008 and 2007, Global Color, Additives and Inks includes earnings of BayOne equity affiliate (owned 50% by Specialty Inks and Polymer Systems).
Earnings of equity affiliates are included in the related segment’s operating income and the investment in equity affiliates is included in the related segment’s assets. Amounts related to equity affiliates included in the segment information, excluding amounts related to losses on divestitures of equity investments, are as follows:

(In millions)	2009	2008	2007

Earnings of equity affiliates:
Global Color, Additives and Inks	$2.2	$3.5	$3.3
Performance Products and Solutions	0.5	(0.1)	0.6
SunBelt Joint Venture	29.7	32.4	40.8

Subtotal	32.4	35.8	44.7
Non-controlling interest	—	0.1	(0.2)
Corporate and eliminations	2.8	(4.7)	(16.8)

Total	$35.2	$31.2	$27.7

Investment in equity affiliates:
Global Color, Additives and Inks	$2.3	$2.4
Performance Products and Solutions	—	9.8
SunBelt Joint Venture	2.5	7.2
Corporate and eliminations	1.0	1.1

Total	$5.8	$20.5

Our sales are primarily to customers in the United States, Europe, Canada and Asia, and the majority of our assets are located in these same geographic areas. Following is a summary of sales and long-lived assets based on the geographic areas where the sales originated and where the assets are located:

(In millions)	2009	2008	2007

Net sales:
United States	$1,308.3	$1,718.4	$1,670.9
Europe	393.7	528.8	513.7
Canada	192.1	295.8	291.7
Asia	160.7	182.4	152.5
Other	5.9	13.3	13.9
Long-lived assets:
United States	$252.8	$280.7	$289.8
Europe	97.4	101.1	113.8
Canada	5.0	12.9	17.3
Asia	34.8	35.2	25.8
Other	2.4	2.1	3.0

Note 17 — WEIGHTED-AVERAGE SHARES USED IN COMPUTING EARNINGS PER SHARE

(In millions)	2009	2008	2007

Weighted-average shares — basic:
Weighted-average shares outstanding	92.4	92.9	93.0
Less unearned portion of restricted stock awards included in outstanding shares	—	0.2	0.2

	92.4	92.7	92.8

Weighted-average shares — diluted:
Weighted-average shares outstanding — basic	92.4	92.7	92.8
Plus dilutive impact of stock options and stock awards	1.0	—	0.3

	93.4	92.7	93.1

Basic earnings per common share is computed as net income available to common shareholders divided by the weighted average basic shares outstanding. Diluted earnings per common share is computed as net income available to common shareholders divided by the weighted average diluted shares outstanding. Pursuant to FASB ASC Topic 260, Earnings Per Share, when a loss is reported the denominator of diluted earnings per share cannot be adjusted for the dilutive impact of stock options and awards because doing so will result in anti-dilution. Therefore, for the year ended December 31, 2008, basic weighted-average shares outstanding are used in calculating diluted earnings per share.
Outstanding stock options with exercise prices greater than the average price of the common shares are anti-dilutive and are not included in the computation of diluted earnings per share. The number of anti-dilutive options and awards was 5.3 million, 4.1 million and 6.4 million at December 31, 2009, 2008 and 2007, respectively.
Note 18 — FINANCIAL INSTRUMENTS
The estimated fair values of financial instruments were principally based on market prices where such prices were available and, where unavailable, fair values were estimated based on market prices of similar instruments. The fair value of short-term foreign exchange contracts is based on exchange rates at December 31, 2009.
The following table summarizes the contractual amounts of our foreign exchange contracts as of December 31, 2009 and 2008. Foreign currency amounts are translated at exchange rates as of December 31, 2009 and 2008, respectively. The “Buy” amounts represent the U.S. dollar equivalent of commitments to purchase currencies, and the “Sell” amounts represent the U.S. dollar equivalent of commitments to sell currencies.

	December 31, 2009		December 31, 2008
Currency (In millions)	Buy	Sell	Buy	Sell

U.S. dollar	$59.9	$—	$4.6	$29.7
Euro	—	55.5	8.9	4.5
British pound	—	4.4	—	—
Canadian dollar	—	—	20.4	—
The carrying amounts and fair values of our financial instruments as of December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying	Fair	Carrying	Fair
(In millions)	Amount	Value	Amount	Value

Cash and cash equivalents	$222.7	$222.7	$44.3	$44.3
Long-term debt
Credit facility borrowings	40.0	40.0	40.0	40.0
7.500% debentures	50.0	45.8	50.0	30.0
8.875% senior notes	279.5	285.1	279.2	139.6
Medium-term notes	39.6	38.4	58.9	35.4
Foreign exchange contracts	0.5	0.5	(0.3)	(0.3)
Note 19 — FAIR VALUE
The fair values of financial assets and liabilities are measured on a recurring or non-recurring basis. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. In determining fair value of financial assets and liabilities, we use various valuation techniques. The availability of inputs observable in the market varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded, and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial instruments, pricing inputs are less observable in the market and may require management judgment.
We assess the inputs used to measure fair value using a three-tier hierarchy. The hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market. Level 1 inputs include quoted prices for identical instruments and are the most observable. Level 2 inputs include quoted prices for similar assets and observable inputs such as interest rates, foreign currency exchange rates, commodity rates and yield curves. Level 3 inputs are not observable in the market and include management’s own judgments about the assumptions market participants would use in pricing the asset or liability. The use of observable and unobservable inputs is reflected in the discussion below.
In accordance with the provisions of FASB ASC Topic 350, Intangibles — Goodwill and Other, we assess the fair value of goodwill on a non-recurring basis. Accordingly, goodwill with a preliminary carrying amount of $334.0 million as of December 31, 2008 was adjusted to its implied fair value of $159.0 million, resulting in an impairment charge of $175.0 million, of which $170.0 million was included in earnings for the three-month period ended December 31, 2008 and $5.0 million was included in earnings for the three-month period ended March 31, 2009. The implied fair value of goodwill is determined based on significant unobservable inputs as summarized below. Accordingly, these inputs fall within Level 3 of the fair value hierarchy.
We use a combination of two valuation methods, a market approach and an income approach, to estimate the fair value of our reporting units. Absent an indication of fair value from a potential buyer or similar specific transactions, we believe that the use of these two methods provides reasonable estimates of the reporting units’ fair value and that these estimates are consistent with how we believe a market participant would view the fair value of each of the reporting units. Estimates of fair value using these methods reflects a number of factors, including projected future operating results and business plans, economic projections, anticipated future cash flows, comparable marketplace data within a consistent industry grouping and the cost of capital. There are inherent uncertainties, however, related to these factors and to management’s judgment in applying them to this analysis. Nonetheless, management believes that the combination of these two methods provides a reasonable approach to estimate the fair value of our reporting units.
The market approach is used to estimate fair value by applying sales and earnings multiples (derived from comparable publicly-traded companies with similar investment characteristics of the reporting unit) to the reporting unit’s operating performance adjusted for non-recurring items. Management believes that this approach is appropriate as it provides an estimate of fair value reflecting multiples associated with entities with operations and economic characteristics comparable to our reporting units. The key estimates and assumptions that are used to determine fair value under this approach include trailing twelve-month earnings before interest, taxes, depreciation and amortization (EBITDA) and projected EBITDA based on consensus estimates as reported by a third-party resource, which would approximate a market participant’s view, to determine the market multiples to calculate the enterprise value.
The income approach is based on projected future debt-free cash flows discounted to present value using factors that consider the timing and risk of the future cash flows. Management believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating and cash flow performance. This approach also mitigates the impact of cyclical downturns that occur in the reporting unit’s industry. The income approach is based on a reporting unit’s projection of operating results and cash flows discounted to present value using a weighted-average cost of capital. The projection is based upon management’s best estimates of projected economic and market conditions over the related period including growth rates, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value growth rates, terminal value margin rates, future capital expenditures and changes in future working capital requirements based on management projections.
Indefinite-lived intangible assets consist of a tradename, acquired as part of the January 2008 acquisition of GLS, which is tested annually for impairment. The fair value of the trade name is calculated using a “relief from royalty payments” methodology. This approach involves two steps (1) estimating reasonable royalty rates for the tradename and (2) applying this royalty rate to a net sales stream and discounting the resulting cash flows to determine fair value. This fair value is then compared with the carrying value of the tradename. Other finite-lived intangible assets, which consist primarily of non-contractual customer relationships, sales contracts, patents and technology, are amortized over their estimated useful lives. The remaining lives range up to 15 years.

In accordance with the provisions of FASB ASC Topic 360, Property, Plant, and Equipment, we assess the fair value of our long-lived assets on a non-recurring basis. In 2009, we recorded impairment charges totaling approximately $8.6 million for certain of the facilities that were closed as a result of the previously mentioned plant phaseout activities. Our estimates of fair value are based primarily on estimates from broker opinions of value and appraisals of the assets. As these fair value measurements are based on significant unobservable inputs, such as recent sales of comparable properties, they are classified within Level 3 of the fair value hierarchy.
Note 20 — BUSINESS COMBINATIONS
Acquisition
On December 23, 2009 we acquired substantially all of the assets of NEU, a specialty healthcare engineered materials provider, for a cash purchase price of $11.5 million paid at close and an earnout of up to $0.5 million payable in 2011, resulting in goodwill of $4.5 million and $5.9 million of identifiable intangible assets. NEU had sales of $7.7 million for the year ended December 31, 2008. Our purchase price allocation is preliminary and may require subsequent adjustment.
On January 2, 2008, we acquired 100% of the outstanding capital stock of GLS, a global provider of specialty TPE compounds for consumer, packaging and medical applications, for a cash purchase price of $148.9 million including acquisition costs, net of cash received. GLS, with sales of $128.8 million for the year ended December 31, 2007, has been fully integrated into the Global Specialty Engineered Materials segment. This acquisition complements our global engineered materials business portfolio and accelerates our shift to specialization. The combination of GLS’s specialized TPE offerings, compounding expertise and brand, along with our extensive global infrastructure and commercial presence offers customers: enhanced technologies; a broader range of products, services and solutions; and expanded access to specialized, high-growth markets around the globe. The combinations of these factors are the drivers behind the excess of the purchase price over the fair value of the tangible assets and liabilities acquired.
Note 21 — SHAREHOLDERS’ EQUITY
In August 2008, our Board of Directors approved a stock repurchase program authorizing us, depending upon market conditions and other factors, to repurchase up to 10.0 million shares of our common stock, in the open market or in privately negotiated transactions.
During 2009, no shares were repurchased under this program. During 2008, we repurchased 1.25 million shares of common stock under this program at an average price of $7.12 per common share for approximately $8.9 million. There are 8.75 million shares available for repurchase under the program at December 31, 2009.
Note 22 — SUBSEQUENT EVENTS
We have evaluated events subsequent to December 31, 2009, through the date the financial statements were issued, and have determined that no events have occurred that require adjustment of or disclosure in the condensed consolidated financial statements.
Note 23 — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2009 Quarters				2008 Quarters
(In millions, except per share data)	Fourth	Third	Second	First	Fourth(2)	Third	Second	First

Sales	$552.5	$548.3	$496.5	$463.4	$541.8	$735.1	$748.1	$713.7
Gross Margin	84.5	106.0	80.9	50.8	41.5	72.0	92.3	86.2
Operating costs and expenses, net	530.1	493.4	482.6	474.5	733.0	727.0	720.3	692.3
Operating income (loss)	22.4	54.9	13.9	(11.1)	(191.2)	8.1	27.8	21.4
Net income (loss)	20.8	48.3	(1.9)	(17.7)	(277.4)	(1.3)	11.2	7.3
Earnings (loss) per common share:
Basic earnings (loss)(1)	$0.22	$0.52	$(0.02)	$(0.19)	$(3.01)	$(0.01)	$0.12	$0.08
Diluted earnings (loss)(1)	$0.22	$0.51	$(0.02)	$(0.19)	$(3.01)	$(0.01)	$0.12	$0.08

(1)	Per share amounts for the quarter and the full year have been computed separately. The sum of the quarterly amounts may not equal the annual amounts presented because of differences in the average shares outstanding during each period.

(2)	Included in operating expense for the fourth quarter 2008 results are charges of $26.6 million related to employee separation and plant phaseout and $170.0 million related to goodwill impairment. Included in net loss for the fourth quarter are charges of $90.3 million to record deferred a deferred tax valuation allowance.

Note 24 — CHANGE IN ACCOUNTING PRINCIPLE
Effective January 1, 2010, we elected to change our method of valuing inventories for certain U.S. businesses to the FIFO method, while in prior years, these inventories were valued using the LIFO method. As a result of this change, all inventories are valued using the FIFO method. Inventories accounted for under the FIFO method as a percent of total consolidated inventories was 76%, with the remainder determined on a LIFO basis at December 31, 2009. We believe the FIFO method is preferable as it conforms the inventory costing methods for all of our inventories to a single method and improves comparability with our industry peers. The FIFO method also better reflects current acquisition cost of those inventories on our consolidated balance sheets. In accordance with FASB ASC Topic 250, Accounting Changes and Error Corrections, all prior periods presented have been adjusted to apply the new method retrospectively. The effect of the change in our inventory costing method increased our inventory balance and retained earnings by $23.3 million, net of tax effects, as of January 1, 2007.
We have presented the effects of the change in accounting principle for inventory costs for 2009, 2008 and 2007 below. We have condensed the comparative financial statements for financial statement line items that were not affected by the change in accounting principle.
Condensed Consolidated Statements of Operations

	Year Ended December 31, 2009
(In millions, except per share data)	Originally Reported	Change to FIFO	Adjusted

Sales	$2,060.7	$—	$2,060.7
Cost of sales	1,720.2	18.3	1,738.5

Gross margin	340.5	(18.3)	322.2
Operating expense, net	242.1	—	242.1

Operating income (loss)	98.4	(18.3)	80.1
Interest an other expense, net	(43.9)	—	(43.9)

Income (loss) before income taxes	54.5	(18.3)	36.2
Income tax benefit (expense)	13.3	—	13.3

Net income (loss)	$67.8	$(18.3)	$49.5

Earnings (loss) per common share:
Basic earnings (loss)	$0.73	$(0.19)	$0.54
Diluted earnings (loss)	$0.73	$(0.20)	$0.53

	Year Ended December 31, 2008
(In millions, except per share data)	Originally Reported	Change to FIFO	Adjusted

Sales	$2,738.7	$—	$2,738.7
Cost of sales	2,442.1	4.6	2,446.7

Gross margin	296.6	(4.6)	292.0
Operating expense, net	425.9	—	425.9

Operating loss	(129.3)	(4.6)	(133.9)
Interest an other expense, net	(41.8)	—	(41.8)

Loss before income taxes	(171.1)	(4.6)	(175.7)
Income tax (expense) benefit	(101.8)	17.3	(84.5)

Net (loss) income	$(272.9)	$12.7	$(260.2)

Basic and diluted (loss) earnings per common share	$(2.94)	$0.14	$(2.81)

	Year Ended December 31, 2007
(In millions, except per share data)	Originally Reported	Change to FIFO	Adjusted

Sales	$2,642.7	$—	$2,642.7
Cost of sales	2,381.7	(9.9)	2,371.8

Gross margin	261.0	9.9	270.9
Operating expense, net	227.1	—	227.1

Operating income	33.9	9.9	43.8
Interest an other expense, net	(66.3)	—	(66.3)

Loss before income taxes	(32.4)	9.9	(22.5)
Income tax benefit (expense)	43.8	(3.5)	40.3

Net income	$11.4	$6.4	$17.8

Basic and diluted earnings per common share	$0.12	$0.07	$0.19
Condensed Consolidated Balance Sheets

	December 31, 2009
(In millions)	Originally Reported	Change to FIFO	Adjusted

ASSETS
Current assets
Inventories	$159.6	$24.1	$183.7
Other current assets	535.1	—	535.1

Total current assets	694.7	24.1	718.8
Other non-current assets	959.7	—	959.7

Total assets	$1,391.9	$24.1	$1,416.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$375.7	$—	$375.7
Other non-current liabilities	682.6	—	682.6
Shareholders’ equity	333.6	24.1	357.7

Total liabilities and shareholders’ equity	$1,391.9	$24.1	$1,416.0

	December 31, 2008
(In millions)	Originally Reported	Change to FIFO	Adjusted

ASSETS
Current assets
Inventories	$197.8	$42.4	$240.2
Other current assets	327.3	—	327.3

Total current assets	525.1	42.4	567.5
Other non-current assets	1,018.4	—	1,018.4

Total assets	$1,277.7	$42.4	$1,320.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$304.2	$—	$304.2
Other non-current liabilities	797.6	—	797.6
Shareholders’ equity	175.9	42.4	218.3

Total liabilities and shareholders’ equity	$1,277.7	$42.4	$1,320.1

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2009
(In millions)	Originally Reported	Change to FIFO	Adjusted

Operating activities
Net income (loss)	$67.8	$(18.3)	$49.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Other adjustments, net	86.6	—	86.6
Changes in assets and liabilities, net of acquisition:
Decrease in inventories	39.1	18.3	57.4
Decrease in other	36.2	—	36.2

Net cash provided by operating activities	229.7	—	229.7
Net cash used by investing activities	(26.2)	—	(26.2)
Net cash used by financing activities	(25.7)	—	(25.7)
Effect of exchange rate changes on cash	0.6	—	0.6

Increase in cash and cash equivalents	178.4	—	178.4
Cash and cash equivalents at beginning of year	44.3	—	44.3

Cash and cash equivalents at end of year	$222.7	$—	$222.7

	Year Ended December 31, 2008
(In millions)	Originally Reported	Change to FIFO	Adjusted

Operating activities
Net (loss) income	$(272.9)	$12.7	$(260.2)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income tax provision (benefit)	89.4	(17.3)	72.1
Other adjustments, net	252.3	—	252.3
Changes in assets and liabilities, net of acquisition:
Decrease in inventories	33.6	4.6	38.2
Increase in other	(29.9)	—	(29.9)

Net cash provided by operating activities	72.5	—	72.5
Net cash used by investing activities	(193.5)	—	(193.5)
Net cash provided by financing activities	88.0	—	88.0
Effect of exchange rate changes on cash	(2.1)	—	(2.1)

Decrease in cash and cash equivalents	(35.1)	—	(35.1)
Cash and cash equivalents at beginning of year	79.4	—	79.4

Cash and cash equivalents at end of year	$44.3	$—	$44.3

	Year Ended December 31, 2007
(In millions)	Originally Reported	Change to FIFO	Adjusted

Operating activities
Net income	$11.4	$6.4	$17.8
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax (benefit) provision	(57.1)	3.5	(53.6)
Other adjustments, net	89.6	—	89.6
Changes in assets and liabilities, net of acquisition:
Decrease in inventories	26.7	(9.9)	16.8
Decrease in other	89.6	—	89.6

Net cash provided by operating activities	67.2	—	67.2
Net cash provided by investing activities	215.3	—	215.3
Net cash used by financing activities	(275.9)	—	(275.9)
Effect of exchange rate changes on cash	6.6	—	6.6

Increase in cash and cash equivalents	13.2	—	13.2
Cash and cash equivalents at beginning of year	66.2	—	66.2

Cash and cash equivalents at end of year	$79.4	$—	$79.4